As filed with the Securities and Exchange Commission on June 8, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUINIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0487526
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

301 Velocity Way, Fifth Floor

Foster City, CA 94404

(650) 513-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Brandi Galvin Morandi

General Counsel and Secretary

Equinix, Inc.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

(650) 513-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

The Commission is requested to send copies of all communications to:

Alan F. Denenberg Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000	David Lopez Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Convertible Subordinated Notes due 2016	$—	100%	$—	$—
Common Stock, par value $0.001 per share	—	—	—	—

(1)	An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 8, 2009

$250,000,000

Equinix, Inc.

      % Convertible Subordinated Notes due 2016

The notes will bear interest at the rate of             % per annum. Interest on the notes is payable on June 15 and December 15 of each year, beginning on December 15, 2009. The notes will mature on June 15, 2016.

The notes are convertible into shares of our common stock, at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, under the following circumstances: (1) during any fiscal quarter (and only during that fiscal quarter) ending after September 30, 2009, if the sale price of our common stock, for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, is greater than 130% of the conversion price per share of common stock on such last trading day; (2) subject to certain exceptions, during the five business day period following any ten consecutive trading day period in which the trading price of the notes for each day of such period was less than 98% of the product of the sale price of our common stock and the conversion rate; (3) upon the occurrence of specified corporate transactions described in this prospectus; or (4) at any time on or after March 15, 2016, each as described in this prospectus.

The conversion rate will initially be                  shares of common stock per $1,000 principal amount of notes, subject to adjustment. This is equivalent to a conversion price of approximately $             per share of common stock. In addition, if a change of control occurs, we will in certain circumstances increase the conversion rate as described in this prospectus.

Upon conversion, holders will receive, at our election, cash, shares of our common stock or a combination of cash and shares of our common stock. However, we may at any time irrevocably elect for the remaining term of the notes to satisfy our conversion obligation in cash up to 100% of the principal amount of the notes converted, with any remaining amount to be satisfied at our election in cash, shares of our common stock or a combination of cash and shares of our common stock.

We may not redeem the notes at our option. Holders may require us to repurchase some or all of their notes upon the occurrence of a fundamental change at 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

The notes will be our unsecured obligations and will be subordinated in right of payment to all of our existing and future senior debt and equal in right of payment with all of our existing and future subordinated debt. The notes are also effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

We have granted to the underwriters named in this prospectus an over-allotment option to purchase up to an additional $37,500,000 aggregate principal amount of notes.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “EQIX.” The last reported sale price of our common stock on June 5, 2009 was $75.91 per share. The notes will not be listed on any securities exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public Offering Price		%	$
Underwriting Discount		%	$
Proceeds to Equinix (before expenses)%			$

The underwriters expect to deliver the notes to purchasers on or about                     , 2009.

Joint Book-Running Managers

Citi	J.P. Morgan	Goldman, Sachs & Co.

Co-Managers

Deutsche Bank Securities	Piper Jaffray

                            , 2009

ABOUT THIS PROSPECTUS

This prospectus incorporates important business and financial information about us and our subsidiaries that is not included in or delivered with this prospectus. Information incorporated by reference is available without charge to prospective investors upon written request to us at 301 Velocity Way, Fifth Floor, Foster City, California 94404, Attention: Investor Relations, or by telephone at (650) 513-7000.

You should rely only on the information contained or incorporated by reference in this prospectus or in any related free writing prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer or sale of securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not taken any action to permit an offering of the notes outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus outside of the United States.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your purchase, offer or sale, and neither we nor the underwriters will have any responsibility therefor.

i

We reserve the right to withdraw this offering of notes at any time. We and the underwriters also reserve the right to reject any offer to purchase, in whole or in part, for any reason, or to sell less than the amount of notes offered hereby.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or our common stock. Such transactions may include stabilization and the purchase of notes to cover short positions. For a description of these activities, see “Underwriting.”

Unless expressly stated or the context otherwise requires, the terms “we,” “our,” “us,” “the Company” and “Equinix” refer to Equinix, Inc., a Delaware corporation, and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contained in this prospectus or incorporated by reference herein are based upon current expectations that involve risks and uncertainties. Any statements contained in this prospectus or incorporated by reference herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in the “Risk Factors” section, in addition to the other information set forth in this prospectus and incorporated by reference herein. All forward-looking statements contained in this prospectus or incorporated by reference herein are based on information available to us as of the date hereof and we assume no obligation to update any such forward-looking statements. Equinix’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in this prospectus under “Risk Factors.” You should carefully consider the risks described in the “Risk Factors” section, in addition to the other information set forth in this prospectus and incorporated by reference herein, before making an investment decision.

ii

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the notes and the common stock issuable upon conversion thereof offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information not contained in this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent “furnished” and not “filed”) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 26, 2009.

2.	All information in our proxy statement filed with the SEC on April 23, 2009 to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2008.

3.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on April 29, 2009.

4.	Current Reports on Form 8-K, filed on January 20, 2009, February 11, 2009 (solely with respect to Item 8.01), February 18, 2009, February 18, 2009 and June 8, 2009.

5.	A description of our common stock contained in our registration statement on Form 8-A (Registration No. 333-39752) filed on August 9, 2000.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (650) 513-7000 or by writing to us at the following address:

Equinix, Inc.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

Attn: Investor Relations

iii

SUMMARY

This summary highlights the information contained or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of our business and financial affairs, we encourage you to read this entire prospectus, including “Risk Factors,” together with the documents incorporated by reference into this prospectus, which include our financial statements and the notes to those financial statements, before making a decision whether to invest in the notes.

Unless expressly provided, the information contained in this prospectus assumes that the underwriters’ over-allotment option is not exercised.

Overview

Equinix is the leading global provider of network-neutral data center and colocation services. Global enterprises, content providers, financial companies and network service providers rely upon Equinix to protect and connect their most valued information assets. We operate 42 International Business Exchange (IBX) data centers, or IBX centers, across 18 markets in North America, Europe and Asia-Pacific, where customers directly interconnect with the network ecosystem of partners and customers that we provide within our facilities. Equinix IBX centers offer our customers network access to more than 300 network service providers, representing more than 90% of the world’s Internet connectivity routes. This concentrated access to multiple Internet routes enables Equinix customers to improve the delivery efficiency of their Internet content, while simultaneously reducing costs, by reaching a critical mass of networks from one centralized physical location. Additionally, Equinix IBX centers enable customers to connect directly with one another within the facility using Equinix Exchange, further increasing delivery efficiency and reducing customer costs.

Equinix services are primarily comprised of colocation, interconnection and managed IT infrastructure services.

•	Colocation services include cabinets, power, operations space and storage space for customers’ colocation needs.

•

Interconnection services include cross connects, as well as switch ports on the Equinix Exchange service. These services provide scalable and reliable connectivity that enables customers to exchange traffic directly with the service provider of their choice or directly with each other.

•

Managed IT infrastructure services allow customers to leverage Equinix’s significant telecommunications expertise, maximizing the benefits of our IBX centers and optimizing their infrastructure and resources.

Equinix’s network-neutral business model differentiates us in the market from wholesale “server farm” data center operations, which have historically either been captive to a single large telecommunications carrier or operated by a real estate company with limited service capabilities. Equinix IBX centers are focused on providing customers with the highest level of network connectivity and reliability to deliver the most strategically critical Internet applications and content to their external customers. While some Equinix customers, such as AOL, Google and MSN, build and operate their own data centers for their large infrastructure deployments, these customers rely upon Equinix IBX centers for their critical interconnection relationships. Equinix IBX centers offer customers direct interconnection to most of the world’s top carriers, Internet Service Providers (ISPs), broadband access networks (DSL/cable) and international carriers, including AOL, AT&T, British Telecom, Cable & Wireless, Comcast, Level 3, NTT, Qwest, SingTel, Sprint and Verizon Business among others. Access to such a wide variety of networks has attracted a variety of customers in various business sectors, including:

•	Enterprise (Apple, Deloitte, IBM, McGraw-Hill, Salesforce.com)

•	Content Providers (eBay, Electronic Arts, Fox Interactive Media, Gannett, Gap, Google, MSN, Sony)

•	Financial Companies (Bank of America, Chicago Mercantile Exchange, Dow Jones, NASDAQ OMX)

Internet connectivity and the ability to efficiently distribute digital content or services across multiple networks to a global audience are core strategic requirements to an increasing number of businesses today. Customer demand for highly reliable, secure, network-neutral data center and colocation facilities continues to expand more rapidly than the supply of facilities available in the industry. We believe the factors contributing to the continued increase in demand for our services include:

•	The continuing growth of consumer Internet traffic from new bandwidth-intensive services, such as video, VoIP, gaming, data-rich media and wireless services.

•

Significant increases in power and cooling requirements for today’s data center equipment. Servers have increased the overall level of power consumed and heat generation by over two times since 2000, and many legacy-built data centers are unable to accommodate these new power and cooling demands.

•	The growth of enterprise applications, such as Software as a Service (SaaS) and disaster recovery, and the potential of cloud computing technology services.

•

The growth of “proximity communities” that rely on immediate physical colocation with their strategic partners and customers, such as financial exchange ecosystems for electronic trading and settlement.

•	The high capital costs associated with building and maintaining “in-sourced” data centers creates an opportunity for capital savings by outsourcing.

The supply and demand imbalance in the industry has, to date, created a favorable pricing environment for us, as well as an opportunity to increase our leading market share position. We have gained many customers that have outgrown their existing data centers and/or realized the benefits of a network-neutral model. Strategically, we will continue to look at attractive opportunities to grow market share and selectively expand our footprint and service offerings. We continue to leverage our global reach and depth to differentiate our service offering based upon our ability to support truly global customer requirements in our markets.

Our Strategy

Our objective is to expand our global leadership position as the premier data center operator for content providers, financial companies and global enterprises seeking protection and connection of their most valued information assets. Key components of our strategy include the following:

Continue to build upon our critical mass of network providers and content companies and grow our position within the enterprise and financial sectors.    We have assembled a critical mass of premier network providers and content companies and have become one of the core hubs of the information-driven world. This critical mass is a key selling point for companies that want to connect with a diverse set of networks to provide the best connectivity to their end-customers. This critical mass of networks inside our centers also attracts network companies that want to sell bandwidth to companies and interconnect with other networks in the most efficient manner available. Currently, we service over 300 unique networks, including all of the top tier networks, allowing our customers to directly interconnect with providers that serve more than 90% of global Internet routes.

Promote our IBX centers as the most reliable data centers in the industry.    Data center reliability, power availability and network choice are the most important attributes considered by our customers when they are choosing a data center provider. Our IBX centers are next-generation data centers and offer customers advanced security, reliability and redundancy. Our security design in the U.S. IBX centers includes five levels of biometrics security to access customer cages. Our power infrastructure in the U.S. includes N+1 redundancy for all systems and has delivered 99.999% uptime over the period from January 1, 2002 through December 31, 2008. Our support staff, trained to aid customers with operational support, is available 24 hours a day, 365 days a year.

Leverage the network ecosystem.    As networks, content providers and other enterprises locate in our IBX centers, it benefits their suppliers and business partners to do so as well to gain the full economic and performance benefits of direct interconnection. These partners, in turn, pull in their business partners, creating a “network effect” of customer adoption. Our interconnection services enable scalable, reliable and cost-effective interconnection and traffic exchange thus lowering overall cost and increasing flexibility. The ability to directly interconnect with a wide variety of companies is a key differentiator for us in the market.

Provide new products and services within our IBX centers.    We plan to continue to offer additional products and services that are most valuable to our customers as they manage their Internet and network businesses and, specifically, as they attempt to effectively utilize multiple networks. Examples include our IBXLink services, which allow customers to easily move traffic between IBX centers located in the same metro area, or the Financial Exchange service, which allows direct interconnection with electronic financial exchanges, such as the Chicago Mercantile Exchange, NASDAQ and ICAP in markets such as Chicago, Frankfurt, London, New York and Paris.

Pursue continuous growth for our customers.    We continue to evaluate expansion opportunities in select markets based on customer demand. We expect to open new IBX centers, or IBX center expansions, in nine of our 18 markets in 2009. These efforts, and excluding the capacity added from our recent entry into Europe, have more than doubled our sellable cabinet capacity since 2003.

Our strategy is to continue to grow in select existing markets and possibly expand to additional markets where demand and financial return potential warrant. We expect to execute this expansion strategy in a cost-effective and prudent manner through a combination of acquiring existing data centers through lease or purchase, or building new IBX centers based on key criteria, such as demand and potential financial return, in each market.

Company Information

Our principal executive offices are located at 301 Velocity Way, Fifth Floor, Foster City, CA 94404 and our telephone number is (650) 513-7000. Our website is located at www.equinix.com. Information contained on or accessible through our website is not part of this prospectus.

The Offering

Issuer	Equinix, Inc.

Securities Offered	$250,000,000 aggregate principal amount of % Convertible Subordinated Notes due 2016. We have also granted the underwriters an over-allotment option to purchase up to an additional $37,500,000 aggregate principal amount of notes.

Maturity Date	June 15, 2016, unless earlier repurchased or converted.

Interest and Payment Dates	The notes will bear interest at an annual rate of %. Interest is payable on June 15 and December 15 of each year, beginning on December 15, 2009.

Subordination	The notes are our unsecured obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness and equal in right of payment with all of our existing and future subordinated indebtedness, including our 2.50% Convertible Subordinated Debentures due 2024, our 2.50% Convertible Subordinated Notes due 2012 and our 3.00% Convertible Subordinated Notes due 2014. See “Description of Notes—Ranking.” The notes are also effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of March 31, 2009, Equinix, Inc. had no outstanding senior debt (exclusive of senior guarantees of subsidiary debt of approximately $79.5 million aggregate principal amount) and approximately $665.1 million aggregate principal amount of subordinated indebtedness ranking equally with the notes, and our subsidiaries had approximately $853.6 million of indebtedness and other liabilities, excluding intercompany items and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries. The indenture governing the notes does not limit our ability or the ability of our subsidiaries to incur debt, including senior indebtedness.

Optional Redemption	We do not have the right to redeem the notes at our option.

Conversion Rights	The notes are convertible into shares of our common stock at a conversion rate of shares per $1,000 principal amount of notes, subject to adjustment. This is equivalent to an initial conversion price of approximately $ per share of common stock.

Holders may convert their notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date under the following circumstances:

•

during any fiscal quarter (and only during that fiscal quarter) ending after September 30, 2009, if the sale price of our common stock, for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, is greater than 130% of the conversion price per share of common stock on such last trading day;

•

subject to certain exceptions, during the five business day period following any ten consecutive trading day period in which the trading price of the notes for each day of such period was less than 98% of the product of the sale price of our common stock and the conversion rate;

•	upon the occurrence of specified corporate transactions described under “Description of Notes—Conversion of Notes—Conversion Upon Specified Corporate Transactions;” or

•	at any time on or after March 15, 2016.

The conversion rate may be adjusted upon the occurrence of certain events, but it will not be adjusted for accrued and unpaid interest.

Upon conversion, holders will not receive any cash representing accrued interest, except in limited circumstances. See “Description of Notes—Conversion of Notes.”

Upon conversion, holders will receive, at our election, cash, shares of our common stock or a combination of cash and shares of our common stock. However, we may at any time irrevocably elect for the remaining term of the notes to satisfy our conversion obligation in cash up to 100% of the principal amount of the notes converted, with any remaining amount to be satisfied in shares of our common stock or a combination of cash and shares of our common stock. Any such election is in our sole discretion and will apply for the remaining term of the notes following such election. See “Description of Notes—Payment upon Conversion.”

Fundamental Change	If we experience a fundamental change, as described under “Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change,” holders will, subject to specified conditions, have the right, at their option, to require us to repurchase for cash all or a portion of their notes. The repurchase price will be paid in cash and will equal 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date.

Following certain corporate transactions that constitute a change of control we will increase the conversion rate for a holder who elects to convert notes in connection with such change of control in certain circumstances, as described under “Description of Notes—Adjustment to Conversion Rate Upon Certain Changes of Control.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million ($ million if the underwriters exercise their option to purchase additional notes in full), after deducting underwriting discounts and before estimated expenses.

We intend to use approximately $     million of the net proceeds of this offering to pay the cost of capped call transactions that we expect to enter into with one or more of the underwriters or their affiliates. If the underwriters exercise their option to purchase additional notes to cover over-allotments, we expect to use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call transactions.

We expect to use the remaining net proceeds to fund the development of expansion opportunities and for general corporate purposes, as described under “Use of Proceeds.”

Trading	The notes will not be listed on any securities exchange. Our common stock is listed on the NASDAQ Global Select Market under the symbol “EQIX.”

Capped Call Transactions	In connection with this offering, we expect to enter into capped call transactions with certain counterparties, as described above. The capped call transactions cover, subject to customary anti-dilution adjustments, approximately shares of our common stock, assuming the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option to purchase additional notes, we expect to enter into additional capped call transactions. The capped call transactions have cap prices % higher than the closing price of our common stock on June 8, 2009. These capped call transactions are expected to reduce the potential dilution upon conversion of the notes to the extent described under “Capped Call Transactions.” We intend to use approximately $ million of the net proceeds from this offering to pay the cost of the capped call transactions, and expect to use a portion of the net proceeds from the sale of additional notes in the event the underwriters exercise their over-allotment option to enter into additional capped call transactions.

For a discussion of the impact of any market or other activity by any counterparty (or its affiliates) in connection with these capped call transactions, see “Risk Factors—Risks Related to this Offering and the Notes—The capped call transactions may affect the value of the notes and our common stock,” “Capped Call Transactions” and “Underwriting.”

Risk Factors	Investment in the notes involves risks. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus before buying any notes.

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data for the periods presented. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and their related notes incorporated by reference into this prospectus, including those contained in our Current Report on From 8-K filed with the SEC on June 8, 2009, together with “Use of Proceeds” and “Capitalization” contained herein. Amounts shown reflect the retrospective application of FAS Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”) which requires issuers to separately account for the debt and equity components of convertible liability instruments that allow for cash settlement. See Note 2 to the Notes to Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the period ended March 31, 2009 and our Current Report on Form 8-K filed with the SEC on June 8, 2009. The historical financial information presented below may not be indicative of our future performance and the results for the three months ended March 31, 2009 are not necessarily indicative of results to be expected for the full year.

	Years Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008	2008	2009
	(dollars in thousands, except per share data)
Statement of Operations Data:
Revenues	$163,671	$221,057	$286,915	$419,442	$704,680	$158,218	$199,231

Costs and operating expenses:
Cost of revenues	136,950	158,354	188,379	263,768	414,799	94,509	111,805
Sales and marketing	18,604	20,552	32,619	40,719	66,913	15,351	14,403
General and administrative	32,494	45,110	72,123	105,794	146,564	34,376	35,150
Restructuring charges	17,685	33,814	1,527	407	3,142	—	(5,833)
Gains on asset sales	—	—	(9,647)	(1,338)	—	—	—

Total costs and operating expenses	205,733	257,830	285,001	409,350	631,418	144,236	155,525

Income (loss) from operations	(42,062)	(36,773)	1,914	10,092	73,262	13,982	43,706
Interest income	1,291	3,584	6,627	15,406	7,413	3,441	916
Interest expense	(11,572)	(8,905)	(14,630)	(32,014)	(61,677)	(15,195)	(13,451)
Other income (expense)	76	25	(245)	3,047	1,307	2,040	(4,106)
Loss on debt extinguishment and conversion	(16,211)	—	—	(5,949)	—	—	—
Income tax benefit (expense)	(153)	(543)	(439)	(473)	87,619	(471)	(11,608)
Cumulative effect of a change in accounting principle	—	—	376	—	—	—	—

Net income (loss)	$(68,631)	$(42,612)	$(6,397)	$(9,891)	$107,924	$3,797	$15,457

Earnings per share:
Basic	$(3.87)	$(1.78)	$(0.22)	$(0.30)	$2.91	$0.10	$0.41

Weighted average shares—basic	17,719	23,956	28,796	32,595	37,120	36,277	37,861

Diluted	$(3.87)	$(1.78)	$(0.22)	$(0.30)	$2.79	$0.10	$0.40

Weighted average shares—diluted	17,719	23,956	28,796	32,595	41,582	37,259	38,739

Ratio of earnings to fixed charges(1)	—	—	1.0:1.5	1.0:1.6	1.0:0.9	1.0:0.9	1.0:0.5

	As of March 31, 2009
	Actual	As Adjusted(2)(3)
	(dollars in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term and long-term investments	$283,975	$
Accounts receivable, net	60,022
Property, plant and equipment, net	1,512,908
Total assets	2,416,989
Capital lease and other financing obligations, excluding current portion	131,864
Mortgage and loans payable, excluding current portion	371,406
Convertible debt, excluding current portion	611,025
Total stockholders’ equity	933,196

(1)	In calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) before income tax expense, cumulative effect of a change in accounting principle and fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that was attributed to interest. The ratio of earnings to fixed charges was less than 1.0 to 1.0 for the years ended December 31, 2004 and 2005. The coverage deficiency for the years ended December 31, 2004 and 2005 was $68.5 million and $42.1 million, respectively.
(2)	Reflects the sale of the notes offered hereby, after deducting underwriting discounts and estimated offering expenses, and the cost of the capped call transactions as described in “Use of Proceeds.”
(3)	Certain of the as adjusted amounts shown are estimates that reflect the application of FSP APB 14-1, which requires issuers to separately account for the debt and equity components of convertible debt instruments that allow for cash settlement.

RISK FACTORS

Any investment in the notes or our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained and incorporated by reference in this prospectus before deciding whether to purchase the notes. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events described in the following risks actually occur, our business, financial condition and results of operations could suffer. In that event, the price of the notes and our common stock could decline, and you may lose all or part of your investment in the notes and our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Our Business

Our substantial debt could adversely affect our cash flow and limit our flexibility to raise additional capital.

We have a significant amount of debt. As of March 31, 2009, our total indebtedness was approximately $1.2 billion, our stockholders’ equity was $933.2 million and our cash and investments totaled $284.0 million.

Our substantial amount of debt could have important consequences. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, reducing the availability of our cash flow to fund future capital expenditures, working capital, execution of our expansion strategy and other general corporate requirements;

•	make it more difficult for us to satisfy our obligations under our various debt instruments, including the notes;

•	increase our vulnerability to general adverse economic and industry conditions and adverse changes in governmental regulations;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry, which may place us at a competitive disadvantage compared with our competitors;

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity, which would also limit our ability to further expand our business; and

•	make us more vulnerable to increases in interest rates because of the variable interest rates on some of our borrowings to the extent we have not effectively hedged such variable rate.

The occurrence of any of the foregoing factors could have a material adverse effect on our business, results of operations and financial condition. In addition, the performance of our stock price may trigger events that would require the write-off of a significant portion of our debt issuance costs related to our convertible debt, which may have a material adverse effect on our results of operations and financial condition.

In addition, of our total indebtedness as of March 31, 2009, $560.9 million was non-convertible senior debt (of which $248.6 million was with a single lender). Although these are committed facilities, virtually all of which are fully drawn or advanced for which we are amortizing debt repayments of either principal and/or interest only, and we were in full compliance with all covenants related to them effective March 31, 2009, deteriorating market and liquidity conditions may give rise to issues which may impact the lenders’ ability to hold these debt commitments to their full term. Accordingly, these lenders of committed and drawn facilities may attempt to call this debt which would have a material adverse effect on our liquidity, even though no call provisions exist without being in default.

We may also need to refinance a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing may not be as favorable as the terms of our existing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase. These risks could adversely affect our financial condition, cash flows and results of operations.

If we are not able to generate sufficient operating cash flows or obtain external financing, our ability to fund incremental expansion plans may be limited.

Our capital expenditures, together with ongoing operating expenses and obligations to service our debt, will be a substantial drain on our cash flow and may decrease our cash balances. The capital markets are currently limited for external financing opportunities. Additional debt or equity financing, especially in the current credit-constrained climate, may not be available when needed or, if available, may not be available on satisfactory terms. Our inability to obtain needed debt and/or equity financing or to generate sufficient cash from operations may require us to prioritize projects or curtail capital expenditures which could adversely affect our results of operations.

The global financial crisis may have an impact on our business and financial condition in ways that we currently cannot predict.

The continued credit crisis and related turmoil in the global financial markets has had and may continue to have an impact on our business and our financial condition. For example, we are currently unable to access cash invested with the Reserve Primary Fund, a prime obligations money market fund that has suspended redemptions and is being liquidated. While we received periodic distributions from the Reserve during the fourth quarter of 2008 and the first quarter of 2009, the Reserve continues to hold a portion of our investment balance. We had invested approximately $50.9 million in this fund, wrote-off $4.2 million and had received redemptions of approximately $43.5 million as of March 31, 2009. The remaining balance still held at the Reserve had a fair value of approximately $3.2 million as of March 31, 2009. In April 2009, we received an additional redemption of $2.3 million, leaving a balance of $897,000 that we expect to still be distributed from the Reserve. While we expect to receive substantially all of our remaining holdings in this fund within the next six months, we cannot predict when this will occur or the amount we will receive. Further, a number of litigation claims have been filed against the Reserve’s management which could potentially delay the timing and amount of the final distributions of the fund. If the litigation were to continue for an extended period of time it is possible that the Reserve management’s cost of defending these claims could also reduce the final amount of distribution to us. We do not believe that the current liquidity issues related to this fund will impact our ongoing business operations. However, if the current market conditions continue to deteriorate, we may suffer further losses on our investment portfolio, which could have a material adverse effect on our liquidity.

The global financial crisis could have a material adverse effect on our liquidity in other ways. Customer collections are our primary source of cash. While we believe we have a strong customer base and have experienced strong collections in the past, if the current market conditions continue to deteriorate, some of our customers may begin to have difficulty paying us and we may experience increased churn in our customer base, including reductions in their commitments to us. For example, we have a number of large customers in the financial services sector which has been significantly impacted by the downturn. We may also be required to increase our allowance for doubtful accounts and our results would be negatively impacted. Our sales cycle could also be lengthened as customers slow spending, or delay decision-making, on our products and services, which could adversely affect our revenue growth. Finally, we could also experience pricing pressure as a result of economic conditions if our competitors lower prices and attempt to lure away our customers with lower cost solutions.

The credit crisis could also have an impact on our foreign exchange forward contract and interest rate swap hedging contracts if our counterparties are forced to file for bankruptcy or are otherwise unable to perform their obligations.

Finally, our ability to access the capital markets may be severely restricted at a time when we would like, or need, to do so, which could have an impact on our flexibility to pursue additional expansion opportunities and maintain our desired level of revenue growth in the future.

We are exposed to fluctuations in the market values of our portfolio investments and in interest rates; impairment of our investments could harm our results of operations.

We maintain an investment portfolio of various holdings, types and maturities, including money market funds and other short-term and long-term securities. These securities are classified as available-for-sale and, consequently, are recorded on our consolidated balance sheets at fair value with unrealized gains or losses as a separate component of accumulated other comprehensive income or loss. Our portfolio includes fixed income securities, the values of which are subject to market price volatility and changes in interest rates. If the market price declines, we may recognize in our statements of operations the decline in fair value of our investments below the cost basis when the decline is judged to be other-than-temporary. For information regarding the sensitivity of and risks associated with the market value of our portfolio and interest rates, refer to our discussion of our investment portfolio and interest rate risks in “Quantitative and Qualitative Disclosures About Market Risk” included in Part I, Item 3 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Fluctuations in foreign currency exchange rates in the markets in which we operate internationally could harm our results of operations.

We may experience gains and losses resulting from fluctuations in foreign currency exchange rates. To date, the majority of our revenues and costs have been denominated in U.S. dollars; however, the majority of revenues and costs in our international operations have been denominated in foreign currencies. Where our prices are denominated in U.S. dollars, our sales could be adversely affected by declines in foreign currencies relative to the U.S. dollar, thereby making our products and services more expensive in local currencies. We are also exposed to risks resulting from fluctuations in foreign currency exchange rates in connection with our international expansions. To the extent we are paying contractors in foreign currencies, our expansions could cost more than anticipated as a result of declines in the U.S dollar relative to foreign currencies. In addition, fluctuating foreign currency exchange rates have a direct impact on how our international results of operations translate into U.S. dollars.

Although we have in the past, and may decide in the future, to undertake foreign exchange hedging transactions to reduce foreign currency transaction exposure, we do not currently intend to eliminate all foreign currency transaction exposure. For example, while we hedge certain of our foreign currency assets and liabilities on our balance sheet, we do not hedge revenue. During fiscal 2007 and the first half of 2008, the U.S. dollar had been generally weaker relative to the currencies of the foreign countries in which we operate. This overall weakness of the U.S. dollar had a positive impact on our consolidated results of operations because the foreign denominations translated into more U.S. dollars. However, during the second half of 2008 and through the first quarter of 2009, the U.S. dollar strengthened relative to certain of the currencies of the foreign countries in which we operate. This significantly impacted our consolidated financial position and results of operations as amounts in foreign currencies are generally translating into less U.S. dollars. Further strengthening of the U.S. dollar would continue to have a significant impact on our consolidated financial position and results of operations including the amount of revenue that we report in future periods. For additional information on foreign currency risk, refer to our discussion of foreign currency risk in “Quantitative and Qualitative Disclosures About Market Risk” included in Part I, Item 3 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Our products and services have a long sales cycle that may harm our revenues and operating results.

A customer’s decision to license cabinet space in one of our IBX centers and to purchase additional services typically involves a significant commitment of resources. In addition, some customers will be reluctant to commit to locating in our IBX centers until they are confident that the IBX center has adequate carrier connections. As a result, we have a long sales cycle. Furthermore, we may expend significant time and resources in pursuing a particular sale or customer that does not result in revenue.

The current economic downturn may further impact this long sales cycle by making it extremely difficult for customers to accurately forecast and plan future business activities. This could cause customers to slow spending, or delay decision-making, on our products and services, which would delay and lengthen our sales cycle.

Delays due to the length of our sales cycle may materially and adversely affect our revenues and operating results, which could harm our ability to meet our forecasts for a given quarter and cause volatility in our stock price.

We have incurred substantial losses in the past and may incur additional losses in the future.

As of March 31, 2009 our accumulated deficit was $440.0 million. Although we generated net income during 2008, our first full year of net income since our inception, and during the first quarter of 2009, we are also currently investing heavily in our future growth through the build-out of several additional IBX centers and IBX center expansions. As a result, we will incur higher depreciation and other operating expenses, as well as interest expense, that may negatively impact our ability to sustain profitability in future periods unless and until these new IBX centers generate enough revenue to exceed their operating costs and cover our additional overhead needed to scale our business for this anticipated growth. The current global financial crisis may also impact our ability to sustain profitability if we cannot generate sufficient revenue to offset the increased costs of our recently-opened IBX centers or IBX centers currently under construction. In addition, costs associated with the acquisition and integration of any acquired companies, as well as the additional interest expense associated with debt financing we have undertaken to fund our growth initiatives, may also negatively impact our ability to sustain profitability. Finally, given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We are continuing to invest in our expansion efforts but may not have sufficient customer demand in the future to realize expected returns on these investments.

We are considering the acquisition or lease of additional properties and the construction of new IBX centers beyond those expansion projects already announced. We will be required to commit substantial operational and financial resources to these IBX centers, generally 12 to 18 months in advance of securing customer contracts, and we may not have sufficient customer demand in those markets to support these centers once they are built. In addition, unanticipated technological changes could affect customer requirements for data centers and we may not have built such requirements into our new IBX centers. Either of these contingencies, if they were to occur, could make it difficult for us to realize expected or reasonable returns on these investments.

Our construction of additional new IBX centers could involve significant risks to our business.

In order to sustain our growth in certain of our existing and new markets, we must acquire suitable land with or without structures to build new IBX centers from the ground up. We call these “greenfield builds.” Greenfield builds are currently underway, or being contemplated, in several key markets. A greenfield build involves substantial planning and lead-time, much longer time to completion than an IBX retrofit of an existing data center, and significantly higher costs of construction, equipment and materials, which could have a negative impact on our returns. A greenfield build also requires us to carefully select and rely on the experience of one or more general contractors and associated subcontractors during the construction process. Should a general contractor or significant subcontractor experience financial or other problems during the construction process, we could experience significant delays, increased costs to complete the project and other negative impacts to our expected returns. Site selection is also a critical factor in our expansion plans, and there may not be suitable properties available in our markets with the necessary combination of high power capacity and fiber connectivity.

While we may prefer to locate new IBX centers adjacent to our existing locations, we may be limited by the inventory and location of suitable properties, as well as by the need for adequate power and fiber to the site. In the event we decide to build new IBX centers separate from our existing IBX centers, we may provide services to interconnect these two centers. Should these services not provide the necessary reliability to sustain service, this could result in lower interconnection revenue and lower margins and could have a negative impact on customer retention over time.

Any failure of our physical infrastructure or services could lead to significant costs and disruptions that could reduce our revenue and harm our business reputation and financial results.

Our business depends on providing customers with highly reliable service. We must protect our customers’ IBX infrastructure and their equipment located in our IBX centers. Furthermore, we continue to acquire IBX centers not built by us. If we discover that these IBX centers and their infrastructure assets are not in the condition we expected when they were acquired, we may be required to incur substantial additional costs to repair or upgrade the centers. The services we provide in each of our IBX centers are subject to failure resulting from numerous factors, including:

•	human error;

•	equipment failure;

•	physical or electronic security breaches;

•	fire, earthquake, flood, tornados and other natural disasters;

•	extreme temperatures;

•	water damage;

•	fiber cuts;

•	power loss;

•	terrorist acts;

•	sabotage and vandalism; and

•	failure of business partners who provide our resale products.

Problems at one or more of our IBX centers, whether or not within our control, could result in service interruptions or significant equipment damage. We have service level commitment obligations to certain of our customers, including our significant customers. As a result, service interruptions or significant equipment damage in our IBX centers could result in difficulty maintaining service level commitments to these customers and potential claims related to such failures. Because our IBX centers are critical to many of our customers’ businesses, service interruptions or significant equipment damage in our IBX centers could also result in lost profits or other indirect or consequential damages to our customers. We cannot guarantee that a court would enforce any contractual limitations on our liability in the event that one of our customers brings a lawsuit against us as the result of a problem at one of our IBX centers.

We may incur significant liability to our customers in connection with a loss of power or our failure to meet other service level commitment obligations, or if we are held liable for a substantial damage award. In addition, any loss of service, equipment damage or inability to meet our service level commitment obligations could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenues and our operating results.

Furthermore, we are dependent upon Internet service providers, telecommunications carriers and other website operators in the U.S., Asia-Pacific region, Europe and elsewhere, some of which have experienced significant system failures and electrical outages in the past. Users of our services may in the future experience difficulties due to system failures unrelated to our systems and services. If for any reason, these providers fail to provide the required services, our business, financial condition and results of operations could be materially and adversely impacted.

The market price of our stock may continue to be highly volatile, and the value of an investment in our common stock may decline.

Since January 1, 2008, the closing sale price of our common stock on the NASDAQ Global Select Market has ranged from $35.14 to $100.75 per share. The market price of the shares of our common stock has been and may continue to be highly volatile. General economic and market conditions, and market conditions for telecommunications stocks in general, may affect the market price of our common stock.

Announcements by others or us may also have a significant impact on the market price of our common stock. These announcements may relate to:

•	our operating results or forecasts;

•	new issuances of equity, debt or convertible debt by us;

•	developments in our relationships with corporate customers;

•	announcements by our customers or competitors;

•	changes in regulatory policy or interpretation;

•	governmental investigations;

•	changes in the ratings of our stock by securities analysts;

•	our purchase or development of real estate and/or additional IBX centers;

•	acquisitions by us of complementary businesses; or

•	the operational performance of our IBX centers.

The stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging telecommunications companies, and which have often been unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock.

We expect our operating results to fluctuate.

We have experienced fluctuations in our results of operations on a quarterly and annual basis. The fluctuations in our operating results may cause the market price of our common stock to be volatile. We expect to experience significant fluctuations in our operating results in the foreseeable future due to a variety of factors, including, but not limited to:

•	fluctuations of foreign currencies in the markets in which we operate;

•	the timing and magnitude of capital expenditures, financing or other expenses related to the acquisition, purchase or construction of additional IBX centers or the upgrade of existing IBX centers;

•	demand for space, power and services at our IBX centers;

•

changes in general economic conditions, such as the current economic downturn, and specific market conditions in the telecommunications and Internet industries, both of which may have an impact on our customer base;

•	costs associated with the write-off or exit of unimproved or underutilized property, or the reversal of prior exit costs due to a change in strategy;

•

charges to earnings resulting from past acquisitions due to, among other things, impairment of goodwill or intangible assets, reduction in the useful lives of intangible assets acquired, identification of additional assumed contingent liabilities or revised estimates to restructure an acquired company’s operations;

•	the duration of the sales cycle for our services;

•	restructuring charges or reversals of existing restructuring charges, which may be necessary due to revised sublease assumptions, changes in strategy or otherwise;

•	acquisitions or dispositions we may make;

•	the financial condition and credit risk of our customers;

•	the provision of customer discounts and credits;

•	the mix of current and proposed products and services and the gross margins associated with our products and services;

•	the timing required for new and future centers to open or become fully utilized;

•	competition in the markets in which we operate;

•	conditions related to international operations;

•	increasing repair and maintenance expenses in connection with aging IBX centers;

•

lack of available capacity in our existing IBX centers to generate new revenue or delays in opening up new or acquired IBX centers that delay our ability to generate new revenue in markets which have otherwise reached capacity;

•	changes in rent expense as we amend our IBX center leases in connection with extending their lease terms when their initial lease term expiration dates approach;

•

the timing and magnitude of other operating expenses, including taxes, expenses related to the expansion of sales, marketing, operations and acquisitions, if any, of complementary businesses and assets;

•	the cost and availability of adequate public utilities, including power;

•	changes in employee stock-based compensation;

•	changes in income tax benefit or expense; and

•	changes in or new generally accepted accounting principles (GAAP) in the U.S. as periodically released by the Financial Accounting Standards Board (FASB).

Any of the foregoing factors, or other factors discussed elsewhere in this report, could have a material adverse effect on our business, results of operations and financial condition. Although we have experienced growth in revenues in recent quarters, this growth rate is not necessarily indicative of future operating results. Prior to 2008, we had generated net losses every fiscal year since inception. It is possible that we may not be able to generate positive net income on a quarterly or annual basis in the future. In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to lease and personnel expenses, depreciation and amortization and interest expenses. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. As such, comparisons to prior reporting periods should not be relied upon as indications of our future performance. In addition, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, we could experience an immediate and significant decline in the trading price of our stock.

We are exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Although we received an unqualified opinion regarding the effectiveness of our internal controls over financial reporting as of December 31, 2008, in the course of our ongoing evaluation of our internal controls over financial reporting we have identified certain areas which we would like to improve and are in the process of evaluating and designing enhanced processes and controls to address these areas identified during our evaluation, none of which we believe constitutes a material change. However, we cannot be certain that our efforts will be effective or sufficient for us, or our independent registered public accounting firm, to issue unqualified reports in the future, especially as our business continues to grow and evolve.

Our ability to manage our operations and growth will require us to improve our operational, financial and management controls, as well as our internal reporting systems and controls. We may not be able to implement improvements to our internal reporting systems and controls in an efficient and timely manner and may discover deficiencies in existing systems and controls. Any such deficiencies could result in material misstatements in our consolidated financial statements.

If we cannot effectively manage our international operations, and successfully implement our international expansion plans, our revenues may not increase and our business and results of operations would be harmed.

For the years ended December 31, 2008, 2007 and 2006, we recognized 37%, 23% and 14%, respectively, of our revenues outside the U.S. For the three months ended March 31, 2009, we recognized 37% of our revenues outside the U.S.

To date, the neutrality of our IBX centers and the variety of networks available to our customers has often been a competitive advantage for us. In certain of our acquired IBX centers in the Asia-Pacific region the limited number of carriers available reduces that advantage. As a result, we may need to adapt our key revenue-generating services and pricing to be competitive in those markets. In addition, we are currently undergoing expansions or evaluating expansion opportunities in Europe and in the Asia-Pacific region. Undertaking and managing expansions in foreign jurisdictions may present unanticipated challenges to us.

Our international operations are generally subject to a number of additional risks, including:

•	the costs of customizing IBX centers for foreign countries;

•	protectionist laws and business practices favoring local competition;

•	greater difficulty or delay in accounts receivable collection;

•	difficulties in staffing and managing foreign operations, including negotiating with foreign labor unions or workers’ councils;

•	political and economic instability;

•	fluctuations in currency exchange rates;

•	difficulties in repatriating funds from certain countries;

•	our ability to obtain, transfer, or maintain licenses required by governmental entities with respect to our business;

•	compliance with the Foreign Corrupt Practices Act; and

•	compliance with evolving governmental regulation with which we have little experience.

The increased use of high power density equipment may limit our ability to fully utilize our IBX centers.

Customers are increasing their use of high-density electrical power equipment, such as blade servers, in our IBX centers which has significantly increased the demand for power on a per cabinet basis. Because many of our IBX centers were built a number of years ago, the current demand for electrical power may exceed the designed electrical capacity in these centers. As electrical power, not space, is typically the limiting factor in our IBX centers, our ability to fully utilize those IBX centers may be limited. The availability of sufficient power may also pose a risk to the successful operation of our new IBX centers. The ability to increase the power capacity of an IBX center, should we decide to, is dependent on several factors including, but not limited to, the local utility’s ability to provide additional power; the length of time required to provide such power; and/or whether it is feasible to upgrade the electrical infrastructure of an IBX center to deliver additional power to customers. Although we are currently designing and building to a much higher power specification, there is a risk that demand will continue to increase and our IBX centers could become obsolete sooner than expected.

Acquisitions present many risks, and we may not realize the financial or strategic goals that were contemplated at the time of any transaction.

Over the last several years, we have completed several acquisitions (including our acquisitions of IXEurope plc in 2007 and Virtu Secure Webservices B.V. in 2008) and we may make additional acquisitions in the future. These acquisitions may include acquisitions of businesses, products, services or technologies that we believe to be complementary, as well as acquisitions of new IBX centers or real estate for development of new IBX centers. We may pay for future acquisitions by using our existing cash resources (which may limit other potential uses of our cash), incurring additional debt (which may increase our interest expense, leverage and debt service requirements) and/or issuing shares (which may dilute our existing stockholders and have a negative effect on our earnings per share). Acquisitions expose us to several potential risks, including:

•	the possible disruption of our ongoing business and diversion of management’s attention by acquisition, transition and integration activities;

•	our potential inability to successfully pursue or realize some or all of the anticipated revenue opportunities associated with an acquisition, some of which would be anticipated in any purchase price;

•	the possibility that we may not be able to successfully integrate acquired businesses or achieve anticipated operating efficiencies or cost savings;

•	the possibility of customer dissatisfaction if we are unable to achieve levels of quality and stability on par with past practices;

•	the possibility that our customers may not accept either the existing equipment infrastructure or the “look-and-feel” of a new or different IBX center;

•	the possibility that additional capital expenditures may be required;

•	the possible loss or reduction in value of acquired businesses;

•	the possibility that carriers may find it cost-prohibitive or impractical to bring fiber and networks into a new IBX center;

•

the possibility of litigation or other claims in connection with or as a result of an acquisition, including claims from terminated employees, customers, former stockholders or other third parties; and

•	the possibility of pre-existing undisclosed liabilities, including but not limited to environmental or asbestos liability, for which insurance coverage may be insufficient or unavailable.

The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition or cash flows.

We cannot assure you that the price for any future acquisitions of IBX centers will be similar to prior IBX center acquisitions. In fact, we expect acquisition costs, including capital expenditures required to build or render new IBX centers operational, to increase in the future. If our revenue does not keep pace with these potential acquisition and expansion costs, we may not be able to maintain our current or expected margins as we absorb these additional expenses. There is no assurance we would successfully overcome these risks or any other problems encountered with these acquisitions.

Our business could be harmed by prolonged electrical power outages or shortages, increased costs of energy or general lack of availability of electrical resources.

Our IBX centers are susceptible to regional costs of power, electrical power shortages, planned or unplanned power outages and limitations, especially internationally, on the availability of adequate power resources.

Power outages, such as those that occurred in California during 2001, the Northeast in 2003, and from the tornados on the U.S. east coast in 2004, could harm our customers and our business. We attempt to limit exposure to system downtime by using backup generators and power supplies; however, we may not be able to limit our exposure entirely even with these protections in place, as was the case with the power outages we experienced in our Chicago and Washington, D.C. metro area IBX centers in 2005 and London metro area IBX centers in 2007.

In addition, global fluctuations in the price of power can increase the cost of energy, and although contractual price increase clauses exist in the majority of our customer agreements, we may not always choose to pass these increased costs on to our customers.

In each of our markets, we rely on third parties to provide a sufficient amount of power for current and future customers. At the same time, power and cooling requirements are growing on a per unit basis. As a result, some customers are consuming an increasing amount of power per cabinet. We generally do not control the amount of electric power our customers draw from their installed circuits. This means that we could face power limitations in our centers. This could have a negative impact on the effective available capacity of a given center and limit our ability to grow our business, which could have a negative impact on our financial performance, operating results and cash flows.

We may also have difficulty obtaining sufficient power capacity for potential expansion sites in new or existing markets. We may experience significant delays and substantial increased costs demanded by the utilities to provide the level of electrical service required by our current IBX center designs.

We may be forced to take steps, and may be prevented from pursuing certain business opportunities, to ensure compliance with certain tax-related covenants agreed to by us.

We agreed to a covenant in connection with our combination with i-STT Pte Ltd and Pihana Pacific, Inc. in 2002 (which we refer to as the FIRPTA covenant) that we would use all commercially reasonable efforts to ensure that, at all times from and after the closing of the combination, none of our capital stock issued to STT Communications would constitute “United States real property interests” within the meaning of Section 897(c) of the Code. Under Section 897(c) of the Code, our capital stock issued to STT Communications would generally constitute “United States real property interests” at such point in time that the fair market value of the “United States real property interests” owned by us equals or exceeds 50% of the sum of the aggregate fair market values of (a) our “United States real property interests,” (b) our interests in real property located outside the United States and (c) any other assets held by us which are used or held for use in our trade or business. Currently, the fair market value of our “United States real property interests” is significantly below the 50% threshold. However, in order to ensure compliance with the FIRPTA covenant, we may be limited with respect to the business opportunities we may pursue, particularly if the business opportunities would increase the amounts of “United States real property interests” owned by us or decrease the amount of other assets owned by us. In addition, we may take proactive steps to avoid our capital stock being deemed a “United States real property interest,” including, but not limited to, (a) a sale-leaseback transaction with respect to some or all of our real property interests, or (b) the formation of a holding company organized under the laws of the Republic of Singapore which would issue shares of its capital stock in exchange for all of our outstanding stock (which would require the submission of that transaction to our stockholders for their approval and the consummation of that exchange). We will take these actions only if such actions are commercially reasonable for our stockholders and us. We have entered into an agreement with STT Communications and its affiliate pursuant to which we will no longer be bound by the FIRPTA covenant as of September 30, 2009. If we were to breach this covenant, we may be liable for damages to STT Communications.

Increases in property taxes could adversely affect our business, financial condition and results of operations.

Our IBX centers are subject to state and local real property taxes in the U.S. and certain of our foreign jurisdictions. The state and local real property taxes on our IBX centers may increase as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. Many state and local governments are facing budget deficits, which may cause them to increase assessments or taxes. If property taxes increase, our business, financial condition and operating results could be adversely affected.

A small number of our stockholders has voting control over a substantial portion of our stock and has influence over matters requiring stockholder consent.

Several of our stockholders each hold voting control over greater than 10% of our outstanding common stock. In addition, these stockholders are not prohibited from buying shares of our stock in public or private transactions. As a result, each of these stockholders is able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could prevent or delay a third party from acquiring or merging with us.

We have various mechanisms in place that may discourage takeover attempts.

Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a third party from acquiring control of us in a merger, acquisition or similar transaction that a stockholder may consider favorable. Such provisions include:

•	authorization for the issuance of “blank check” preferred stock;

•	the prohibition of cumulative voting in the election of directors;

•	a super-majority voting requirement to effect business combinations or certain amendments to our certificate of incorporation and bylaws;

•	limits on the persons who may call special meetings of stockholders;

•	the prohibition of stockholder action by written consent; and

•	advance notice requirements for nominations to the Board or for proposing matters that can be acted on by stockholders at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders in certain situations, may also discourage, delay or prevent someone from acquiring or merging with us.

Environmental regulations may impose upon us new or unexpected costs.

We are subject to various environmental and health and safety laws and regulations, including those relating to the generation, storage, handling and disposal of hazardous substances and wastes. Certain of these laws and regulations also impose joint and several liability, without regard to fault, for investigation and cleanup costs on current and former owners and operators of real property and persons who have disposed of or released hazardous substances into the environment. Our operations involve the use of hazardous substances and materials such as petroleum fuel for emergency generators, as well as batteries, cleaning solutions and other materials. In addition, we lease, own or operate real property at which hazardous substances and regulated materials have been used in the past. At some of our locations, hazardous substances or regulated materials are known to be present in soil or groundwater and there may be additional unknown hazardous substances or regulated materials present at sites we own, operate or lease. At some of our locations, there are land use restrictions in place relating to earlier environmental cleanups that do not materially limit our use of the sites. To the extent any hazardous substances or any other substance or material must be cleaned up or removed from our property, we may be responsible under applicable laws, regulations or leases for the removal or cleanup of such substances or materials, the cost of which could be substantial.

In addition, we are subject to environmental, health and safety laws regulating air emissions, storm water management and other issues arising in our business. While these obligations do not normally impose material costs upon our operations, unexpected events, equipment malfunctions and human error, among other factors, can lead to violations of environmental laws, regulations or permits. In addition, environmental laws and regulations change frequently and may require additional investment to maintain compliance. Noncompliance with existing, or adoption of more stringent, environmental or health and safety laws and regulations or the discovery of previously unknown contamination could require us to incur costs or become the basis of new or increased liabilities that could be material.

Fossil fuel combustion creates greenhouse gas emissions that are linked to global climate change. Regulations to limit greenhouse gas emissions are in force in the European Union in an effort to prevent or reduce climate change. In the United States, federal legislative proposals have been and are expected to be introduced that would, if adopted, implement some form of regulation or taxation to reduce or mitigate greenhouse gas emissions. In addition, it is possible that the U.S. Environmental Protection Agency (“EPA”) will use its existing authority under the Clean Air Act to regulate greenhouse gas emissions. In July 2008, EPA issued an Advanced Notice of Proposed Rulemaking (the “ANPR”) requesting public comment on whether and how the EPA should regulate emissions of greenhouse gases. On April 10, 2009, the EPA published a proposed rule that would require monitoring and annual reporting of greenhouse gas emissions by dozens of industries, including the electricity generating industry.

Several states within the United States have adopted laws intended to limit fossil fuel consumption and/or encourage renewable energy development for the same purpose. In California, AB-32, the Global Warming Solutions Act of 2006 (“GWSA”), prescribes a statewide cap on global warming pollution with a goal of reaching 1990 greenhouse gas emission levels by 2020 and 80% below 1990 levels by 2050. In addition, AB-32 establishes a mandatory reporting program to the California Air Resources Board (“CARB”) for significant greenhouse gas emissions and requires the CARB to adopt regulations for significant greenhouse gas emission sources (allowing CARB to design a cap and trade program) and gives CARB the authority to enforce such regulations beginning in 2012. CARB has published a proposed plan under the GWSA providing for a renewable portfolio standard (“RPS”) for electric utilities of 33% by 2020.

The federal and state regulatory programs are still developing. In their final form, they may include a tax on carbon, a carbon “cap-and-trade” market, and/or other restrictions on carbon and greenhouse gas emissions. The area of greenhouse gas limitations and regulation is rapidly changing and will continue to change as additional legislation is considered and adopted, and regulations are finalized that implement existing law. We do not anticipate being directly regulated by the developing climate change-related laws and regulations, but the resulting controls on greenhouse gas emissions are likely to increase the costs of electricity or fossil fuels, and these cost increases could materially increase our costs of operation or limit the availability of electricity or emergency generator fuels. If laws reducing greenhouse gas emissions are passed or new regulations are implemented based on existing law, we may be required to modify our emergency power source systems, buildings or other infrastructure in order to comply, the cost of which could be substantial.

To the extent any of these environmental regulations impose new or unexpected costs, our business, results of operations or financial condition may be adversely affected.

We depend on a number of third parties to provide Internet connectivity to our IBX centers; if connectivity is interrupted or terminated, our operating results and cash flow could be materially and adversely affected.

The presence of diverse telecommunications carriers’ fiber networks in our IBX centers is critical to our ability to retain and attract new customers. We are not a telecommunications carrier, and as such we rely on third parties to provide our customers with carrier services. We believe that the availability of carrier capacity will directly affect our ability to achieve our projected results. We rely primarily on revenue opportunities from the telecommunications carriers’ customers to encourage them to invest the capital and operating resources required to connect from their centers to our IBX centers. Carriers will likely evaluate the revenue opportunity of an IBX center based on the assumption that the environment will be highly competitive. We cannot provide assurance that each and every carrier will elect to offer its services within our IBX centers or that once a carrier has decided to provide Internet connectivity to our IBX centers that it will continue to do so for any period of time. Further, many carriers are experiencing business difficulties or announcing consolidations. As a result, some carriers may be forced to downsize or terminate connectivity within our IBX centers, which could have an adverse effect on our operating results.

Our new IBX centers require construction and operation of a sophisticated redundant fiber network. The construction required to connect multiple carrier facilities to our IBX centers is complex and involves factors outside of our control, including regulatory processes and the availability of construction resources. If the establishment of highly diverse Internet connectivity to our IBX centers does not occur, is materially delayed or is discontinued, or is subject to failure, our operating results and cash flow will be adversely affected. Any hardware or fiber failures on this network may result in significant loss of connectivity to our new IBX center expansions. This could affect our ability to attract new customers to these IBX centers or retain existing customers.

We may be vulnerable to security breaches which could disrupt our operations and have a material adverse effect on our financial performance and operating results.

A party who is able to compromise the security measures on our networks or the security of our infrastructure could misappropriate either our proprietary information or the personal information of our customers, or cause interruptions or malfunctions in our operations. We may be required to expend significant capital and resources to protect against such threats or to alleviate problems caused by breaches in security. As techniques used to breach security change frequently, and are generally not recognized until launched against a target, we may not be able to implement security measures in a timely manner or, if and when implemented, we may not be certain whether these measures could be circumvented. Any breaches that may occur could expose us to increased risk of lawsuits, regulatory penalties, loss of existing or potential customers, harm to our reputation and increases in our security costs, which could have a material adverse effect on our financial performance and operating results.

A small number of customers account for a significant portion of our revenues, and the loss of any of these customers could significantly harm our business, financial condition and results of operations.

While no single customer accounted for 10% or more of our revenues for the three months ended March 31, 2009 and 2008, our top 10 customers accounted for approximately 19% and 21%, respectively, of our revenues during these periods. We expect that a small percentage of our customers will continue to account for a significant portion of our revenues for the foreseeable future. We cannot guarantee that we will retain these customers or that they will maintain their commitments in our IBX centers at current levels. If we lose any of these key customers, or if any of them decide to reduce the level of their commitment to us, our business, financial condition and results of operations could be adversely affected.

We resell products and services of third parties that may require us to pay for such products and services even if our customers fail to pay us for them, which may have a negative impact on our operating results.

In order to provide resale services such as bandwidth, managed services and other network management services, we contract with third-party service providers. These services require us to enter into fixed term contracts for services with third-party suppliers of products and services. If we experience the loss of a customer who has purchased a resale product, we may remain obligated to continue to pay our suppliers for the term of the underlying contracts. The payment of these obligations without a corresponding payment from customers will reduce our financial resources and may have a material adverse effect on our operating and financial results and cash flows.

We have government customers, which subjects us to risks including early termination, audits, investigations, sanctions and penalties.

We derive some revenues from contracts with the U.S. government, state and local governments and their respective agencies. Some of these customers may terminate all or part of their contracts at any time, without cause.

There is increased pressure for governments and their agencies, both domestically and internationally, to reduce spending. Some of our federal government contracts are subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under these contracts. Similarly, some of our contracts at the state and local levels are subject to government funding authorizations.

Additionally, government contracts are generally subject to audits and investigations which could result in various civil and criminal penalties and administrative sanctions, including termination of contracts, refund of a portion of fees received, forfeiture of profits, suspension of payments, fines and suspensions or debarment from future government business.

We may not be able to compete successfully against current and future competitors.

Our IBX centers and other products and services must be able to differentiate themselves from those of other providers of space and services for telecommunications companies, webhosting companies and other colocation providers. In addition to competing with neutral colocation providers, we must compete with traditional colocation providers, including telecom companies, carriers, Internet service providers and webhosting facilities. Similarly, with respect to our other products and services, including managed services, bandwidth services and security services, we must compete with more established providers of similar services. Most of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than us.

Because of their greater financial resources, some of our competitors have the ability to adopt aggressive pricing policies, especially if they have been able to restructure their debt or other obligations. As a result, in the future, we may suffer from pricing pressure that would adversely affect our ability to generate revenues and adversely affect our operating results. In addition, these competitors could offer colocation on neutral terms, and may start doing so in the same metropolitan areas in which we have IBX centers. Some of these competitors may also provide our target customers with additional benefits, including bundled communication services, and may do so in a manner that is more attractive to our potential customers than obtaining space in our IBX centers. If these competitors were able to adopt aggressive pricing policies together with offering colocation space, our ability to generate revenues may be materially and adversely affected.

We may also face competition from persons seeking to replicate our IBX center concept by building new IBX centers or converting existing IBX centers that some of our competitors are in the process of divesting. We may continue to see increased competition for data center space and customers from large REITS who also operate in our market. We may experience competition from our landlords, some of which are REITS, in this regard. Rather than leasing available space in our buildings to large single tenants, they may decide to convert the space instead to smaller square foot units designed for multi-tenant colocation use. Landlords/REITS may enjoy a cost effective advantage in providing services similar to those provided by our IBX centers, and in addition to the risk of losing customers to these parties, this could also reduce the amount of space available to us for expansion in the future. Competitors may operate more successfully or form alliances to acquire significant market share. Furthermore, enterprises that have already invested substantial resources in outsourcing arrangements may be reluctant or slow to replace, limit or compete with their existing systems by becoming a customer. Customers may also decide it is cost-effective for them to build out their own data centers, which could have a negative impact on our results of operations. In addition, other companies may be able to attract the same potential customers that we are targeting. Once customers are located in competitors’ facilities, it may be extremely difficult to convince them to relocate to our IBX centers.

Because we depend on the retention of key employees, failure to maintain competitive compensation packages, including equity incentives, may be disruptive to our business.

Our success in retaining key employees and discouraging them from moving to a competitor is an important factor in our ability to remain competitive. As is common in our industry, our employees are typically compensated through grants of equity awards in addition to their regular salaries. In addition to granting equity awards to selected new hires, we periodically grant new equity awards to certain employees as an incentive to remain with us. To the extent we are unable to offer competitive compensation packages to our employees and adequately maintain equity incentives due to equity expensing or otherwise, and should employees decide to leave us, this may be disruptive to our business and may adversely affect our business, financial condition and results of operations.

Because we depend on the development and growth of a balanced customer base, failure to attract and retain this base of customers could harm our business and operating results.

Our ability to maximize revenues depends on our ability to develop and grow a balanced customer base, consisting of a variety of companies, including global enterprises, content providers, financial companies, and network service providers. The more balanced the customer base within each IBX center, the better we will be able to generate significant interconnection revenues, which in turn increases our overall revenues. Our ability to attract customers to our IBX centers will depend on a variety of factors, including the presence of multiple carriers, the mix of products and services offered by us, the overall mix of customers, the IBX center’s operating reliability and security and our ability to effectively market our services. However, some of our customers are, and are likely to continue to be, Internet companies that face many competitive pressures and that may not ultimately be successful. If these customers do not succeed, they will not continue to use the IBX centers which may be disruptive to our business. Finally, the current economic downturn may harm our ability to attract and retain customers if customers slow spending, or delay decision-making, on our products and services or if customers begin to have difficulty paying us and we experience increased churn in our customer base. Any of these factors may hinder the development and growth of a balanced customer base and adversely affect our business, financial condition and results of operations.

The failure to obtain favorable terms when we renew our IBX center leases could harm our business and results of operations.

While we own certain of our IBX centers, others are leased under long-term arrangements with lease terms expiring at various dates ranging from 2009 to 2027. These leased centers have all been subject to significant development by us in order to convert them from, in most cases, vacant buildings or warehouses into IBX centers. All of our IBX center leases have renewal options available to us. However, these renewal options provide for rent set at then-prevailing market rates. To the extent that then-prevailing market rates are higher than present rates, these higher costs may adversely impact our business and results of operations.

We are subject to securities class action and other litigation, which may harm our business and results of operations.

During the quarter ended September 30, 2001, putative shareholder class action lawsuits were filed against us, a number of our officers and directors, and several investment banks that were underwriters of our initial public offering. Similar complaints were filed against more than 300 other issuers, their officers and directors, and investment banks. The suits allege that the underwriter defendants agreed to allocate stock in our initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs allege that the prospectus for our initial public offering was false and misleading and in violation of the securities laws because it did not disclose these arrangements. A previously agreed upon settlement with the plaintiffs has been terminated. On August 14, 2007, the plaintiffs filed amended complaints in six cases selected as test, or “focus,”

cases and moved for class certification on September 27, 2007. On October 10, 2008, at the request of plaintiffs, plaintiffs’ motion for class certification was withdrawn, without prejudice. On April 3, 2009, the plaintiffs submitted to the court a motion for preliminary approval of a settlement of the approximately 300 coordinated cases, which includes Equinix, the underwriter defendants in the Equinix class action lawsuit, and the plaintiff class in the Equinix class action lawsuit. The insurers for the issuer defendants in the coordinated cases will make the settlement payment on behalf of the issuers, including Equinix. The settlement is subject to termination by the parties under certain circumstances, and is subject to court approval. There is no assurance that the settlement will be concluded or that the court will approve the settlement.

On August 22, 2008, a complaint was filed against Equinix, certain former officers and directors of Pihana Pacific, Inc. (“Pihana”), certain investors in Pihana, and others. The lawsuit was filed in the First Circuit Court of the State of Hawaii, and arises out of December 2002 agreements pursuant to which Equinix merged Pihana and i-STT (a subsidiary of Singapore Technologies Telemedia Pte Ltd) into the internet exchange services business of Equinix. Plaintiffs, who were allegedly holders of Pihana common stock, allege that their rights as shareholders were violated, and the transaction was effectuated improperly, by Pihana’s majority shareholders, officers and directors, with the alleged assistance of Equinix and others. Among other things, plaintiffs contend that they effectively had a right to block the transaction, that this supposed right was disregarded, and that they improperly received no consideration when the deal was completed. The complaint seeks to recover unspecified punitive damages, equitable relief, fees and costs, and compensatory damages in an amount that plaintiffs allegedly “believe may be all or a substantial portion of the approximately $725 million value of Equinix held by Defendants” (a group that includes more than 30 individuals and entities). An amended complaint, which adds new plaintiffs (other alleged holders of Pihana common stock), but is otherwise substantially similar to the original pleading, was filed on September 29, 2008 (the “Amended Complaint”). On October 13, 2008, a complaint was filed by another purported holder of Pihana common stock, naming the same defendants and asserting substantially similar allegations as the August 22, 2008 and September 29, 2008 pleadings. On December 12, 2008, the court entered a stipulated order, which consolidated the two actions under one case number and set January 22, 2009 as the last day for Defendants to move to dismiss or otherwise respond to the Amended Complaint, the operative complaint in this case. On January 22, 2009, motions to dismiss the Amended Complaint were filed by Equinix and other Defendants. The court has not yet ruled on any of the motions to dismiss. We believe that plaintiffs’ claims and alleged damages are without merit and we intend to defend the litigation vigorously.

Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcomes of the above matters or whether such outcomes would have a material impact on our business, results of operations, financial condition or cash flows.

We continue to participate in the defense of the above matters, which may increase our expenses and divert management’s attention and resources. In addition, we may, in the future, be subject to other litigation. For example, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Any adverse outcome in litigation could seriously harm our business, results of operations, financial condition or cash flows.

We may not be able to protect our intellectual property rights.

We cannot assure that the steps taken by us to protect our intellectual property rights will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. We also are subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property, or acquire licenses to the intellectual property that is the subject of the alleged infringement.

Risks Related to Our Industry

If the use of the Internet does not continue to grow, our revenues may not grow.

Acceptance and use of the Internet may not continue to develop at historical rates. Demand for Internet services and products are subject to a high level of uncertainty and are subject to significant pricing pressure. As a result, we cannot be certain that a viable market for our IBX centers will be sustained. If the market for our IBX centers grows more slowly than we anticipate, our revenues may not grow and our operating results could suffer.

Government regulation may adversely affect the use of the Internet and our business.

Various laws and governmental regulations governing Internet related services, related communications services and information technologies and electronic commerce remain largely unsettled, even in areas where there has been some legislative action. This is true both in the U.S. and the various foreign countries in which we operate. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, telecommunications services and taxation, apply to the Internet and to related services such as ours. We have limited experience with such international regulatory issues and substantial resources may be required to comply with regulations or bring any non-compliant business practices into compliance with such regulations. In addition, the development of the market for online commerce and the displacement of traditional telephony service by the Internet and related communications services may prompt an increased call for more stringent consumer protection laws or other regulation both in the U.S. and abroad that may impose additional burdens on companies conducting business online and their service providers. The compliance with, adoption or modification of, laws or regulations relating to the Internet, or interpretations of existing laws, could have a material adverse effect on our business, financial condition and results of operation.

Industry consolidation may have a negative impact on our business model.

The telecommunications industry is currently undergoing consolidation. As customers combine businesses, they may require less colocation space, and there may be fewer networks available to choose from. Given the competitive and evolving nature of this industry, further consolidation of our customers and/or our competitors may present a risk to our network-neutral business model and have a negative impact on our revenues. In addition, increased utilization levels industry-wide could lead to a reduced amount of attractive expansion opportunities available to us.

Terrorist activity throughout the world and military action to counter terrorism could adversely impact our business.

The September 11, 2001 terrorist attacks in the U.S., the ensuing declaration of war on terrorism and the continued threat of terrorist activity and other acts of war or hostility contribute to a climate of political and economic uncertainty. Due to existing or developing circumstances, we may need to incur additional costs in the future to provide enhanced security, which would have a material adverse effect on our business and results of operations. These circumstances may also adversely affect our ability to attract and retain customers, our ability to raise capital and the operation and maintenance of our IBX centers. We may not have adequate property and liability insurance to cover catastrophic events or attacks.

Risks Related to this Offering and the Notes

The notes are our unsecured subordinated obligations and are subordinated in right of payment to our senior debt.

The notes will be our unsecured obligations and will rank, in right of payment, junior to all of our existing and future senior debt. The notes will rank equal in right of payment to all of our existing and future subordinated debt, including our 2.50% Convertible Subordinated Debentures due 2024, our 2.50% Convertible Subordinated Notes due 2012 and our 3.00% Convertible Subordinated Notes due 2014.

In the event we default on any of our senior debt or in the event we undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the proceeds of the sale of our assets would first be applied to the repayment of our senior debt before any of those proceeds would be available to make payments on our subordinated debt, including the notes. Accordingly, there may be no assets remaining from which claims of the holders of the notes could be satisfied, or if any assets remained, they might be insufficient to satisfy those claims in full.

As of March 31, 2009, Equinix, Inc. had no outstanding senior debt (exclusive of senior guarantees of subsidiary debt of approximately $79.5 million aggregate principal amount) and approximately $665.1 million aggregate principal amount of subordinated indebtedness ranking equally with the notes. The indenture governing the notes does not limit our ability or the ability of our subsidiaries to incur debt, including senior debt.

Your right to receive payments on the notes is effectively subordinated to all existing and future liabilities of our subsidiaries and to all of our existing and future secured debt.

None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors. As of March 31, 2009, our subsidiaries had approximately $853.6 million of indebtedness and other liabilities outstanding (excluding intercompany items and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries).

In addition, the notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

The indenture does not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could negatively impact holders of the notes.

Neither the indenture nor the terms of the notes restrict us from incurring additional debt, including senior debt or secured debt. In addition, the limited covenants contained in the indenture do not require us to achieve or maintain any minimum financial ratios relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the indenture or the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow to fund our operations, working capital and capital expenditures. In addition, we are not restricted from repurchasing shares of our common stock or other securities by the terms of the notes.

There may not be an active trading market for the notes and their price may be volatile. Holders may be unable to sell their notes at the price desired or at all.

There is no existing trading market for the notes. As a result, there can be no assurance that a liquid market will develop or be maintained for the notes, that holders will be able to sell any of the notes at a particular time (if at all) or that the prices holders receive if or when they sell the notes will be above their initial offering price. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility in the price of our shares of common stock, our performance and other factors. We do not intend to list the notes on any national securities exchange.

The underwriters have advised us that they intend to make a market in the notes after this offering is completed, but they have no obligation to do so and may cease their market-making at any time without notice. In addition, market-making will be subject to the limits imposed by the Securities Act and the Exchange Act. The liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by, among other things, changes in the overall market for debt securities, changes in our financial performance or prospects, the prospects for companies in our industry generally, the number of holders of the notes, the interest of securities dealers in making a market for the notes and prevailing interest rates.

Restricted convertibility of the notes could result in holders receiving less than the value of our common stock into which a note would otherwise be convertible.

The notes are convertible into cash, shares of our common stock or a combination of cash and shares of our common stock only if specified conditions are met. If the relevant conditions for conversion are not met, holders will not be able to convert their notes, and may not be able to receive the value of the cash, shares of our common stock or combination of cash and shares of our common stock into which the notes would otherwise be convertible.

Our stock price has been volatile historically and may continue to be volatile. The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or any shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. Since the fiscal year ended December 31, 2007, the closing sale price of our common stock on the NASDAQ Global Select Market ranged from $35.14 to $100.75 per share, and the closing sale price on June 5, 2009 was $75.91 per share. Our stock price may fluctuate in response to a number of events and factors, such as those set forth under “—Risks Related to Our Business—The market price of our stock may continue to be highly volatile, and the value of an investment in our common stock may decline.”

In the past, many companies have been the subject of securities class action litigation following periods of volatility in the market price of their stock. See “—Risks Related to Our Business—We are subject to securities class action and other litigation, which may harm our business and results of operations.”

In addition, the stock market in general, and prices for companies in our industry in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Because the notes are convertible into shares of our common stock and/or cash amounts based on the value of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our notes. Holders who receive our common stock upon conversion will also be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

Holders of the notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

Holders of the notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights or rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting our common stock. Holders will only be entitled to rights in our common stock if and when we deliver shares of our common stock upon conversion of their notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s conversion of notes, the holder will not be entitled to vote on the amendment, although the holder will nevertheless be subject to any changes in the powers, preferences or rights of our common stock that result from such amendment.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common stock, subdivisions or combinations of our common stock, the issuance of certain rights or warrants, certain distributions of securities, indebtedness or assets, cash dividends and certain tender or exchange offers as described under “Description of Notes—Anti-dilution Adjustments—Adjustment Events.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of our common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event may occur that adversely affects the value of the notes but does not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate holders for any lost value of their notes as a result of such transaction.

If a change of control occurs, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such change of control. The increase in the conversion rate will be determined based on the date on which the change of control becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of Notes—Adjustment to Conversion Rate upon Certain Changes of Control.” The adjustment to the conversion rate for notes converted in connection with a change of control may not adequately compensate holders for any lost value of their notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $             per share or less than $             per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In no event will the conversion rate, as a result of a change of control, exceed              shares per $1,000 principal amount of notes, regardless of when the transaction becomes effective or the price paid per share of our common stock in the transaction, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Anti-dilution Adjustments—Adjustment Events.”

Our obligation to increase the conversion rate in connection with any such change of control could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion of the notes will dilute the ownership interests of existing stockholders.

To the extent we deliver shares of our common stock upon conversion of the notes or our 2.50% Convertible Subordinated Notes due 2012, our 2.50% Convertible Subordinated Debentures due 2024 or our 3.00% Convertible Subordinated Notes due 2014, the ownership interests of existing stockholders will be diluted. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change as required by the indenture governing the notes or to pay cash upon the conversion of the notes.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change as described under “Description of Notes—Repurchase at Option of the Holder upon a Fundamental Change.” We may not have sufficient funds to repurchase the notes in cash, to pay cash upon the conversion of the notes or have the ability to arrange necessary financing on acceptable terms. Our ability to repurchase the notes or to pay cash upon conversion may be limited by law or the terms of other agreements relating to our senior indebtedness. In addition, if we irrevocably elect for the remaining term of the notes to satisfy our conversion obligation in cash up to 100% of the principal amount, such payments may be significant and we may not have sufficient funds to make them when due. The indentures governing our 2.50% Convertible Subordinated Notes due 2012, our 2.50% Convertible Subordinated Debentures due 2024 and our 3.00% Convertible Subordinated Notes due 2014 have, and any future indebtedness may have, similar provisions requiring us to repurchase such indebtedness upon a fundamental change and, therefore, we may not have sufficient funds to repurchase the notes if we must use any available funds to repurchase such other indebtedness. A fundamental change may also constitute an event of default or prepayment under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our failure to repurchase the notes when required or to pay cash in respect of conversions when required would result in an event of default with respect to the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, holders will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings we may have, thereby adversely affecting the holders of notes.

Upon conversion of the notes, to the extent we settle with cash or a combination of cash and shares of our common stock, we will pay an amount that is based upon a cash settlement averaging period, and you may receive less proceeds than expected.

We may satisfy some or all of our conversion obligation in cash or a combination of cash and shares of our common stock. If we choose to satisfy our conversion obligation in cash or a combination of cash and shares, the value of the cash and the number of shares to be delivered, if any, will be calculated based on a 25 consecutive trading day cash settlement averaging period. Accordingly, upon conversion of a note, holders may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined. In addition, because of the 25 trading day cash settlement averaging period, settlement generally will be delayed as detailed under “Description of Notes—Payment upon Conversion.”

Our ability to pay cash upon conversion may be limited by law or the terms of our other agreements relating to our senior indebtedness. Our failure to convert the notes into cash or a combination of cash and shares upon exercise of a holder’s conversion right in accordance with the provisions of the indenture and the continuance of such failure for five days would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

We may not be able to refinance the notes if required or if we so desire.

We may need or desire to refinance all or a portion of the notes or any other future indebtedness that we incur on or before the maturity of the notes. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

The notes may not be rated or may receive a lower rating than anticipated by investors.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be harmed.

The notes will initially be held in book-entry form and, therefore, holders must rely on the procedures and the relevant clearing systems to exercise their rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if holders own a book-entry interest, they will be permitted to act only to the extent they have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure holders that procedures implemented for the granting of such proxies will be sufficient to enable them to vote on any requested actions on a timely basis.

Holders may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though they do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received a taxable dividend to the extent of our earnings and profits that will be subject to U.S. federal income tax without the receipt of any cash. In certain other circumstances, the absence of an adjustment may result in a taxable dividend. If you are a Non-U.S. Holder (as defined in “Material U.S. Federal Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from subsequent payments on the notes. See “Dividend Policy” and “Material U.S. Federal Tax Considerations.”

If a change of control occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the change of control. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Tax Considerations.”

The capped call transactions may affect the value of the notes and our common stock.

In connection with this offering of notes, we expect to enter into capped call transactions with one or more of the underwriters or their affiliates. The capped call transactions are expected to reduce the potential dilution upon conversion of the notes, as described in detail under “Capped Call Transactions.” If, however, the volume-weighted average price per share of our common stock, as measured under the terms of the capped call transactions at the time of exercise, exceeds the cap price of the capped call transactions, the number of shares of our common stock we expect to receive upon the exercise of the capped call transactions will be capped and the dilution mitigation under the capped call transactions will be limited to the number of shares of our common stock we receive under the capped call transactions.

In connection with hedging these capped call transactions, we expect that the counterparties described above (or their respective affiliates):

•	may enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with and shortly after the pricing of the notes; and

•

may enter into or unwind various over-the-counter derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any cash settlement averaging period related to a conversion of the notes).

These activities could have the effect of increasing or preventing a decline in, or of having a negative effect on, the trading price of our common stock concurrently with or following the pricing of the notes and could have the effect of decreasing the trading price of our common stock during any cash settlement averaging period related to a conversion of the notes.

In addition, we expect that the counterparties described above (or their respective affiliates) may modify or unwind their hedge positions from time to time prior to conversion or maturity of the notes by entering into or unwinding various derivative transactions and/or purchasing and selling shares of our common stock, or other of our securities (including the notes) or instruments that they may wish to use in connection with such hedging. In addition, we intend to exercise options we hold under the capped call transactions whenever notes are converted following the Final Notice Date (as defined herein). In order to unwind their hedge positions with respect to those exercised options, the hedge counterparties or their respective affiliates may sell shares of our common stock or other of our securities (including the notes) or instruments in secondary market transactions or unwind various derivative transactions with respect to our common stock prior to maturity of the notes. The effect, if any, of any of these transactions and activities on the price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes, and, potentially, the value of the shares of our common stock and/or the amount of cash you may receive upon the conversion of the relevant notes.

We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of the notes or the shares of our common stock. In addition, we do not make any representation that the counterparties will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

USE OF PROCEEDS

We estimate that the proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $             million. If the underwriters exercise in full their over-allotment option to acquire additional notes, we estimate that our net proceeds from this offering will be approximately $             million.

We intend to use approximately $             million of the net proceeds of this offering to pay the cost of capped call transactions that we expect to enter into with one or more of the underwriters or their affiliates. If the underwriters exercise their option to purchase additional notes to cover over-allotments, we expect to use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call transactions.

We expect to use the remaining net proceeds to fund the development of expansion opportunities and for general corporate purposes. Pending application of the proceeds as described above, we intend to invest the net proceeds in short-term, interest-bearing investment grade securities.

CAPITALIZATION

The following table sets forth our cash, cash equivalents, short-term and long-term investments and current portion of our indebtedness and our capitalization as of March 31, 2009:

•	on an actual basis; and

•

on an as adjusted basis to reflect the sale of the notes offered hereby, after deducting underwriting discounts and estimated offering expenses, and the cost of the capped call transactions as described in “Use of Proceeds.”

This table assumes no exercise of the underwriters’ over-allotment option and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements, including the related notes, incorporated by reference in this prospectus, including those contained in our Current Report on Form 8-K filed with the SEC on June 8, 2009.

	As of March 31, 2009
	Actual	As Adjusted
	(dollars in thousands)
Cash, cash equivalents and short-term and long-term investments	$283,975	$

Current portion of capital lease and other financing obligations	$5,675	$

Current portion of mortgage and loans payable	$51,929	$

Current portion of convertible debt (1)	$19,150	$

Long-term debt, net of current portion:
Capital lease and other financing obligations	$131,864	$
Mortgage and loans payable	371,406
2.50% convertible subordinated notes due 2012(2)	215,039
3.00% convertible subordinated notes due 2014(3)	395,986
% convertible subordinated notes due 2016 offered hereby(4)(5)	—

Total long-term debt	1,114,295

Stockholders’ equity:
Preferred stock, $0.001 par value per share; 100,000,000 shares authorized actual and as adjusted; no shares issued and outstanding actual and as adjusted	—		—
Common stock, $0.001 par value per share; 300,000,000 shares authorized actual and as adjusted; 37,947,965 shares issued and outstanding actual and as adjusted(6)	38
Additional paid-in capital(5)	1,540,583
Accumulated other comprehensive loss	(167,471)
Accumulated deficit	(439,954)

Total stockholders’ equity	933,196

Total capitalization	$2,047,491	$

(1)	The current portion of our convertible debt consisted of our 2.50% convertible subordinated debentures due 2024, which were convertible into 484,813 shares of common stock as of March 31, 2009. The remaining $19.2 million aggregate principal amount of these notes were called for redemption and will be redeemed on or before June 9, 2009 at an aggregate purchase price of up to $19.2 million, unless earlier converted at a conversion price of approximately $39.50 per share.
(2)	Our 2.50% convertible subordinated notes due 2012 were convertible into 2,231,475 shares of common stock as of March 31, 2009 and is presented net of discount of $35.0 million on our consolidated balance sheet. Total principal outstanding for our 2.50% convertible subordinated notes due 2012 as of March 31, 2009 was $250.0 million.

(3)	Our 3.00% convertible subordinated notes due 2014 were convertible into 2,944,551 shares of common stock as of March 31, 2009.
(4)	The notes offered hereby are convertible into shares of common stock, assuming we elect to settle conversion solely in shares of our common stock.
(5)	Amounts shown reflect the application of FSP APB 14-1, which requires issuers to separately account for the debt and equity components of convertible debt instruments that allow for cash settlement. In accordance with FSP APB 14-1, we estimate that $ million of the aggregate principal amount of the notes will be recognized (and, to the extent applicable, reflected in the table above ) as follows (in thousands):

Equity component	$

Liability component:
Principal	$
Less: debt discount

Net carrying amount	$

(6)	Excludes 3,814,744 shares of common stock issuable upon the exercise of outstanding options and restricted stock units as of March 31, 2009, 1,034 shares of common stock issuable upon the exercise of outstanding common stock warrants as of March 31, 2009, 484,813 shares reserved for the conversion of our 2.50% convertible subordinated debentures due 2024 as of March 31, 2009, 2,231,475 shares reserved for the conversion of our 2.50% convertible subordinated notes due 2012 as of March 31, 2009, 2,944,551 shares reserved for the conversion of our 3.00% convertible subordinated notes due 2014 as of March 31, 2009, and shares issuable upon conversion of the notes offered hereby on an as adjusted basis as of March 31, 2009.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the NASDAQ Global Select Market under the symbol of “EQIX.” Our common stock began trading in August 2000. The following table sets forth on a per share basis the low and high closing prices of our common stock as reported by the NASDAQ Global Select Market since January 1, 2007.

	Low	High
2007:
First Fiscal Quarter	$75.38	$90.00
Second Fiscal Quarter	78.21	91.47
Third Fiscal Quarter	81.91	96.99
Fourth Fiscal Quarter	90.91	116.66

2008:
First Fiscal Quarter	$57.78	$99.62
Second Fiscal Quarter	69.31	100.75
Third Fiscal Quarter	65.71	93.84
Fourth Fiscal Quarter	35.14	67.59

2009:
First Fiscal Quarter	$42.26	$62.89
Second Fiscal Quarter (through June 5, 2009)	57.62	77.71

The closing price of our common stock on the NASDAQ Global Select Market on June 5, 2009 was $75.91 per share. As of May 31, 2009, we had approximately 241 registered holders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings, if any, for future growth. Future dividends on our common stock, if any, will be at the discretion of our Board of Directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors that our Board of Directors may deem relevant.

DESCRIPTION OF NOTES

We will issue the notes under an indenture to be dated as of the date of the issuance of the notes between us and U.S. Bank National Association, as trustee. The following description summarizes some, but not all, of the provisions of the notes and the indenture. We urge investors to read the indenture because it, and not this description, defines the rights of the holders of the notes. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture is available as described under “Where You Can Find More Information”.

In this “Description of Notes” section, references to “Equinix”, “we”, “our” or “us” refer to Equinix, Inc. and not to any existing or future subsidiary.

General

The notes will be our unsecured obligations and will be subordinate in right of payment to all of our existing and future senior debt as described under “—Subordination.” The notes will be convertible into our common stock as described under “—Conversion of Notes.” Upon surrender of the notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described under “Payment upon Conversion.” We are offering $250,000,000 aggregate principal amount of notes, or $287,500,000 aggregate principal amount if the underwriters’ over-allotment option to purchase additional notes is exercised in full.

The notes will bear interest at an annual rate of         % commencing on the date of issuance or from the most recent date to which interest has been paid or provided for. Interest will be payable on June 15 and December 15 of each year, commencing December 15, 2009, subject to limited exceptions if the notes are converted or repurchased prior to the interest payment date. The record dates for the payment of interest will be the preceding June 1 and December 1, respectively.

The notes will be issued only in denominations of $1,000 or in integral multiples of $1,000. The notes will mature on June 15, 2016, unless earlier converted or repurchased by us at a holder’s option upon a fundamental change.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. Holders are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Equinix, except to the extent described under “—Repurchase at Option of the Holder upon a Fundamental Change.”

We may, at our option, pay interest on the notes by check mailed to the holders. However, each beneficial owner of notes issued in global form will be paid by wire transfer in immediately available funds in accordance with DTC’s settlement procedures, and each holder of notes in certificated form with an aggregate principal amount in excess of $2.0 million will be paid by wire transfer in immediately available funds upon the holder’s election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest on the notes will accrue and be paid on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

A “business day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

We will maintain an office where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee in New York, New York. Except under limited circumstances described under “—Book-entry, Delivery and Form,” the notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

We may, without the consent of the holders of the notes, issue additional notes in an unlimited principal amount having the same ranking, the same CUSIP number and the same interest rate, maturity and other terms as the notes, provided that no such additional notes may be issued unless for U.S. federal income tax purposes they are fungible with the notes offered hereby. Any of these additional notes will, together with the notes offered hereby, constitute a single series of notes under the indenture. Holders of any additional notes will have the right to vote together with holders of notes offered hereby as one class. We may also from time to time purchase the notes in the open market, by tender offer or in negotiated transactions without prior notice to holders.

Ranking

The notes are unsecured obligations and are:

•

subordinated in right of payment, as provided in the indenture, to the prior payment in full of all of our existing and future senior debt, including amounts drawn under our $25 million one-year senior secured revolving credit facility with Bank of America, N.A. and our guarantee of amounts outstanding under the Multi-Currency Credit Facility Agreement, dated August 31, 2007 among Equinix Singapore Pte. Ltd., Equinix Japan KK and ABN Amro Bank N.V., as amended;

•

equal in right of payment with all of our existing and future subordinated debt, including our 2.50% Convertible Subordinated Debentures due 2024, our 2.50% Convertible Subordinated Notes due 2012 and our 3.00% Convertible Subordinated Notes due 2014; and

•	effectively subordinated to all existing or future indebtedness and other liabilities of our subsidiaries.

As of March 31, 2009, Equinix, Inc. had no outstanding senior debt (exclusive of senior guarantees of subsidiary debt of approximately $79.5 million aggregate principal amount) and approximately $665.1 million aggregate principal amount of subordinated indebtedness ranking equally with the notes, and our subsidiaries had approximately $853.6 million of indebtedness and other liabilities, excluding intercompany items and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries. The indenture governing the notes does not limit our ability or the ability of our subsidiaries to create, incur, assume or guarantee debt, including senior debt. Any senior debt will continue to be senior debt and will be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any of the terms of such senior debt.

Subordination

The indenture provides that in the event of any payment or distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of our senior debt shall first be paid in respect of all senior debt in full in cash or other payment satisfactory to the holders of senior debt before we make any payments of principal of, and interest on, the notes. In addition, if the notes are accelerated because of an event of default, the holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to the holders of senior debt of all obligations in respect of senior debt before the holders of the notes are entitled to receive any payment or distribution. Under the indenture governing the notes, we must promptly notify holders of senior debt if payment of the notes is accelerated because of an event of default.

The indenture further provides that if any default by us has occurred and is continuing beyond any applicable grace period in the payment of principal of, premium, if any, or interest on, rent or other payment obligations in respect of any senior debt whether by acceleration or otherwise, then no payment shall be made on account of principal of, or interest on, the notes, until all such defaults in respect of such senior debt have been cured or waived or cease to exist.

During the continuance of any event of default with respect to any designated senior debt (other than a default in payment of the principal of, premium, if any, or interest on, rent or other payment obligations in respect of any designated senior debt) permitting the holders thereof to accelerate the maturity thereof (or, in the case of any lease, permitting the landlord either to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made by us, directly or indirectly, with respect to principal of, or interest on, the notes until the earlier of (i) 179 days following written notice to the trustee, from persons entitled to give such notice under any agreement pursuant to which that designated senior debt may have been issued, that such an event of default has occurred and is continuing, (ii) the date such event of default has been cured or waived or ceases to exist, or (iii) the date such payment blockage period shall have been terminated by written notice to us or the trustee from the person initiating such payment blockage period.

Notwithstanding the foregoing (but subject to the provisions described above limiting payment on the notes in certain circumstances), unless the holders of such designated senior debt or the representative of such holders shall have accelerated the maturity of such designated senior debt, we may resume payments on the notes after the end of such blockage period. Not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to one or more issues of designated senior debt during such period. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee will be, or can be made, the basis for the commencement of a subsequent payment blockage period whether or not within a period of 365 consecutive days. In no event may the total number of days during which any payment blockage period is in effect exceed 179 days in the aggregate in any consecutive 365-day period.

The term “senior debt” means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness, whether outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), except for:

•

any indebtedness that by its terms expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is equal with or junior in right of payment with the notes;

•

any indebtedness between or among us or any of our majority or wholly-owned subsidiaries, or any entity a majority of the voting stock of which we directly or indirectly own, other than indebtedness to our subsidiaries arising by reason of guaranties by us of indebtedness of such subsidiary to a person that is not our subsidiary;

•	our real and personal property leases, our capital leases and our equipment and IBX financing obligations;

•	indebtedness under our 2.50% Convertible Subordinated Debentures due 2024;

•	indebtedness under our 2.50% Convertible Subordinated Notes due 2012;

•	indebtedness under our 3.00% Convertible Subordinated Notes due 2014;

•	any liability for federal, state, local or other taxes owed or owing by us; and

•

our trade payables and accrued expenses (including, without limitation, accrued compensation and accrued restructuring charges) or deferred purchase price for goods, services or materials purchased or provided in the ordinary course of business.

The term “designated senior debt” means our senior debt which, on the date of a payment event of default or the delivery of a payment blockage notice, has an aggregate amount outstanding of, or under which, on such date, the holders thereof are committed to lend up to, at least $5.0 million and is specifically designated in the instrument evidencing or governing that senior debt as “designated senior debt” for purposes of the indenture. However, the instrument may place limitations and conditions on the right of that senior debt to exercise the rights of designated senior debt. As of March 31, 2009, we had approximately $79.5 million aggregate principal amount of designated senior debt (comprised of senior guarantees of subsidiary debt).

By reason of these subordination provisions, in the event of insolvency, funds which we would otherwise use to pay the holders of notes will be used to pay the holders of senior debt to the extent necessary to pay senior debt in full in cash or other payment satisfactory to the holders of senior debt. As a result of these payments, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of notes. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right we have to receive assets of any existing subsidiary or any future subsidiary upon the liquidation or reorganization of such subsidiary (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of such subsidiary’s creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. There are no restrictions in the indenture on the ability of our existing subsidiaries or any future subsidiaries to incur indebtedness or other liabilities. As of March 31, 2009, our subsidiaries had approximately $853.6 million of indebtedness and other liabilities outstanding (excluding intercompany items and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries).

If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions of the notes before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment or distribution will be held in trust for the benefit of holders of senior debt or their representative to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior debt of all unpaid senior debt.

We will be obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee’s claims for such payments will be senior to those of holders of the notes in respect of all funds collected or held by the trustee.

Conversion of Notes

Notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion upon Specified Corporate Transactions” and “Conversion on or after March 15, 2016.” If one or more of such conditions is satisfied, holders may convert their notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, unless previously repurchased, at an initial conversion rate of              shares of our common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $           per share. We may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described under “—Payment upon Conversion.”

The conversion rate and the equivalent conversion price in effect at any given time will be subject to adjustment as described under “—Anti-dilution Adjustments—Adjustment Events.” A holder may convert fewer than all of such holder’s notes so long as the principal amount of notes converted is an integral multiple of $1,000.

If the notes are subject to repurchase following a fundamental change, a holder’s conversion rights on the notes subject to repurchase will terminate at the close of business on the second scheduled trading day immediately preceding the repurchase date unless we default in the payment of the repurchase price, in which case a holder’s conversion right will terminate at the close of business on the date the default is cured and the notes are repurchased. If a holder has submitted notes for repurchase following a fundamental change, the holder may convert the notes only if it withdraws its election in accordance with the indenture. See “—Repurchase at Option of the Holder upon a Fundamental Change.”

Upon conversion of a note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, or cash or a combination of shares of our common stock and cash, including any cash payment for fractional shares, will be deemed to satisfy our obligation with respect to such note. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to a holder of notes receiving shares of our common stock or cash or a combination of shares of our common stock and cash upon conversion, see “Material U.S. Federal Tax Considerations.”

Notwithstanding the preceding paragraph, holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date must be accompanied by funds equal to the amount of such interest payable on the notes so converted, provided that no such payment need be made:

•	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date;

•	for conversions following the regular record date immediately preceding the final interest payment date; or

•	to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Accordingly, a holder who chooses to convert its notes under any of the circumstances described in the preceding bullets will not be required to pay us, at the time it surrenders the notes for conversion, the amount of interest on the notes that it would have received on the interest payment date if the notes had not been repurchased by us or converted, as applicable.

We will pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of our common stock upon the conversion of notes, if any, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder is responsible for the payment of that tax.

If a holder wishes to exercise its conversion right, such holder must deliver a duly completed conversion notice, together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. Holders may obtain copies of the required form of the conversion notice from the conversion agent. The trustee will initially act as the conversion agent.

Holders may surrender their notes for conversion at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date only under the following circumstances:

Conversion upon Satisfaction of Sale Price Condition

Holders may surrender notes for conversion during any fiscal quarter (and only during such fiscal quarter) ending after September 30, 2009 if the sale price of our common stock, for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, is greater than 130% of the applicable conversion price per share of our common stock on such last trading day.

The “sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one such price in either case, the average of the average bid and the average asked prices) on that date as reported by the NASDAQ Global Select Market or, if our common stock is not listed on the NASDAQ Global Select Market, on the other principal U.S. national or regional securities exchange on which our common stock is then traded. The sale price will be determined without reference to after-hours or extended market trading.

If our common stock is not reported by the NASDAQ Global Select Market or a principal U.S. national or regional securities exchange, the “sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If our common stock is not so quoted, the “sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

The term “trading day” means any day on which (i) there is no market disruption event (as defined below) and (ii) the NASDAQ Global Select Market or, if our common stock is not quoted on the NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed, opens for trading during its regular trading session or, if our common stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

The term “market disruption event” means the occurrence or existence prior to 1:00 p.m. (New York City time) on any trading day for our common stock of an aggregate one half hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

The term “scheduled trading day” means any day that is scheduled to be a trading day.

Conversion upon Satisfaction of Trading Price Condition

Holders may surrender notes for conversion during the five business days immediately following any 10 consecutive trading-day period in which the trading price per $1,000 principal amount of notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each day of that period was less than 98% of the product of the sale price of our common stock and the then applicable conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $2,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the sale price of our common stock and the then applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of the notes would be less than 98% of the product of the sale price of our common stock and the then applicable conversion rate; at which time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the sale price of our common stock and the then applicable conversion rate.

Conversion upon Specified Corporate Transactions

Conversions upon Certain Distributions.    If we elect to:

•

distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at a price per share that is less than the average sale prices of our common stock over the five consecutive trading day period ending on and including the trading day immediately preceding the announcement of the distribution, or

•

distribute to all holders of our common stock cash, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined in good faith by our board of directors, exceeding 10% of the average of the sale price of our common stock for the five consecutive trading days ending on the trading day immediately preceding the announcement of the distribution, we must notify the holders of the notes at least 20 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. No holder may exercise this right to convert if the holder otherwise may participate in the distribution without conversion. The “ex-dividend date” is the first date upon which a sale of shares of our common stock does not automatically transfer the right to receive the relevant distribution from the seller of shares of our common stock to its buyer.

Conversion upon Specified Events.    If a transaction described in clause (2) of the definition of “change of control” occurs, a holder may surrender notes for conversion at any time from and after the date that is 40 scheduled trading days prior to the anticipated effective date of the transaction through and including the date that is 40 scheduled trading days after the actual effective date of such transaction (or, if earlier, until the repurchase date corresponding to such fundamental change). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction. If a transaction described in clause (1) of the definition of “change of control” occurs, a holder may surrender notes for conversion at any time from and after the actual effective date of such fundamental change through and including the date that is 30 days after the actual effective date of such fundamental change (or, if earlier, until the repurchase date corresponding to such fundamental change).

At the effective time, settlement of the notes and the conversion value will be based on the kind and amount of cash, securities or other property that the holder would have received had the holder converted notes immediately prior to the transaction, as described below under “Anti-dilution Adjustments—Treatment of

Reference Property.” If holders convert their notes in accordance with the previous paragraph and are entitled to an adjustment for additional shares as described below under “—Adjustment to Conversion Rate upon Certain Changes of Control,” conversion of the notes will settle as described below under “—Settlement of Conversions upon Certain Changes of Control.”

If such transaction also constitutes a fundamental change, the holder will be able to require us to repurchase all or a portion of such holder’s notes as described under “—Repurchase at Option of the Holder upon a Fundamental Change.”

Conversion on or after March 15, 2016

A holder may surrender notes for conversion at any time on or after March 15, 2016 (the “final notice date”), until the close of business on the second scheduled trading day immediately preceding the maturity date.

Conversion Procedures

The initial conversion rate for the notes is          shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in an amount based upon the sale price of our common stock on the trading day immediately preceding the conversion date or the volume weighted average stock price per share of our common stock on the last trading day of the cash settlement averaging period, as described below under “Payment upon Conversion.” Except as described under “—Conversion of Notes” above, holders will not receive any accrued interest or dividends upon conversion. Upon the surrender of notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash, shares of our common stock or a combination of cash and shares of our common stock in amounts described below under “Payment upon Conversion.”

It is our current intention to settle any conversion of notes in the manner in which we would be required to settle the notes if we were to make an irrevocable election to satisfy our conversion obligation in cash up to 100% of the principal amount of the notes, with any remaining amount to be satisfied in shares of our common stock or a combination of cash and shares of our common stock, as described below.

To convert a note into shares of our common stock the holder must:

•	complete and manually sign the conversion notice on the back of the note or a facsimile of the conversion notice and deliver the notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with these requirements is the “conversion date” under the indenture. If the holder’s interest is a beneficial interest in a global note, to convert the holder must comply with the last three requirements listed above and comply with DTC’s procedures for exchanging a beneficial interest in a global note.

The conversion agent will, on a holder’s behalf, convert the notes into, at our election, cash, shares of our common stock or a combination of cash and shares of our common stock. A holder may obtain copies of the required form of the conversion notice from the conversion agent. Settlement of our obligation to deliver cash, shares of our common stock or a combination of cash and shares of our common stock with respect to a conversion will occur on the dates described under “Payment Upon Conversion” and “Settlement of Conversions upon Certain Changes of Control” below. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices.

Payment upon Conversion

Conversion prior to the Final Notice Date.    If we receive any notice of conversion prior to the final notice date, the following procedures will apply:

•

If we elect to satisfy all or any portion of our obligation to convert the notes (the “conversion obligation”) in cash, we will notify holders through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two scheduled trading days following the conversion date (the “cash settlement notice period”). If we timely elect to pay cash for any portion of the shares otherwise issuable to holders upon conversion, holders may retract the conversion notice at any time during the two scheduled trading days following the final day of the cash settlement notice period (the “conversion retraction period”). No such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). Upon the expiration of a conversion retraction period, a conversion notice shall be irrevocable. If we elect to satisfy all or any portion of the conversion obligation in cash, and the conversion notice has not been retracted, then settlement (in cash or in cash and shares) of our common stock will occur on the third scheduled trading day following the final day of the 25 trading day period beginning on the trading day after the final day of the conversion retraction period (the “cash settlement averaging period”).

•

If we do not elect to satisfy any part of the conversion obligation in cash (other than cash in lieu of any fractional shares), delivery of the shares of our common stock into which the notes are converted (and cash in lieu of any fractional shares) will occur through the conversion agent or DTC, as the case may be, as described above, on the third scheduled trading day after the conversion date.

Settlement amounts will be computed as follows:

•

If we elect to satisfy the entire conversion obligation in shares, we will deliver to the converting holder a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by $1,000 multiplied by (ii) the conversion rate. In addition, we will pay cash for any fractional share of our common stock based on the sale price of our common stock on the trading day immediately preceding the conversion date.

•

If we elect to satisfy our conversion obligation solely in cash, we will deliver to the converting holder, in respect of each $1,000 principal amount of notes being converted, cash in an amount equal to the sum of the daily conversion values for each of the 25 consecutive trading days during the related cash settlement averaging period.

•

If we elect to satisfy a fixed portion of the conversion obligation in cash (including if we irrevocably elect to satisfy our conversion obligation for the remaining term of the notes in cash for 100% of the principal amount of notes converted), we will deliver to the converting holder, for each $1,000 principal amount of notes surrendered for conversion, a sum equal to the following for each of the 25 consecutive trading days during the related cash settlement averaging period:

¡

cash in an amount equal to the lesser of (i) the dollar amount per note to be received upon conversion as specified by us in the notice regarding the chosen settlement method (the “specified cash amount”), if any, divided by 25 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

¡	to the extent the daily conversion value exceeds the daily measurement value, a number of shares of our common stock equal to the daily share amount for such trading day. In addition, we will pay cash for any fractional share of our common stock based on the volume weighted average price per share of our common stock on the last trading day of the related cash settlement averaging period.

The “daily conversion value” means, for each of the 25 consecutive trading days during the cash settlement averaging period, one-twenty-fifth (1/25th) of (i) the conversion rate for such trading day multiplied by (ii) the volume weighted average price per share of our common stock on such day.

The “daily share amount” means, for each trading day of the cash settlement averaging period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(volume weighted average price per share for such trading day × conversion rate in effect on such trading day) – specified cash amount volume weighted average price per share for such trading day × 25

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page EQIX.UQ <Equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such trading day as determined by a nationally recognized investment banking firm retained for this purpose by us.

Conversion on or after the Final Notice Date.    With respect to conversion notices that we receive on or after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. If we choose to satisfy all or any portion of the conversion obligation with respect to conversions on or after the final notice date in cash, before the final notice date we will send a single notice to holders indicating the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount).

In the event that we receive a notice of conversion on or after the final notice date from holders of notes, settlement amounts will be computed in the same manner as set forth above under “—Conversion Prior to the Final Notice Date,” except that the “cash settlement averaging period” shall be the 25 consecutive trading day period beginning on the 27th scheduled trading day immediately preceding the maturity date. If a conversion notice is received from holders of notes on or after the final notice date, such holders will not be allowed to retract the conversion notice. Settlement (in cash, shares of our common stock or a combination of cash and shares of our common stock) will occur on the third scheduled trading day following the final trading day of such cash settlement averaging period. If we do not elect to satisfy any part of the conversion obligation in cash (other than cash in lieu of any fractional shares), delivery of shares of our common stock into which the notes are converted (and cash in lieu of any fractional shares) will occur through the conversion agent or DTC, as the case may be, as described above, on the date that settlement would have occurred had we elected to satisfy a part of the conversion obligation in cash, and cash payments for any fractional shares will be based on the volume weighted average price per share of our common stock on the last trading day of the cash settlement averaging period that would have applied had we elected to satisfy a portion of the conversion obligation in cash.

Conversion after Irrevocable Election to Pay Principal in Cash.    At any time prior to the final notice date, we may irrevocably elect, in our sole discretion without the consent of the holders of the notes, by notice to the trustee and the holders of the notes to satisfy our conversion obligation for the remaining term of the notes in cash to the extent it equals 100% of the principal amount of the notes converted after the date of such election. After making such an election, we still may satisfy our conversion obligation, to the extent our conversion obligation exceeds the principal amount of the notes converted, in cash or shares of our common stock or a combination of cash and shares of our common stock. If we choose to satisfy all or a portion of the remainder of our conversion obligation in cash, we will provide notice of our election in the same manner as set forth above under either “—Conversion prior to the Final Notice Date” or “—Conversion on or after the Final Notice Date,” as applicable. If we choose to satisfy all of the remainder of our conversion obligation in shares of our common stock, notice of our election to deliver cash for the principal amount will be deemed to have been provided on the last date of the cash settlement notice period and a holder’s notice of conversion will not be retractable. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “—Conversion prior to the Final Notice Date” and “—Conversion on or after the Final Notice Date,” as applicable.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may direct the conversion agent to surrender, on or prior to the second business day following the conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such notes, cash, shares of our common stock or a combination of cash and shares of our common stock, equal to the consideration due upon conversion, all as provided above under “Payment Upon Conversion.” By the close of business on the second business day immediately following the conversion date, we will notify the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent whether it will deliver, upon exchange, cash, shares of our common stock or a combination of cash and shares of common stock.

If the designated institution accepts any such notes, it will deliver cash, shares of our common stock or a combination of cash and shares of our common stock to the conversion agent, and the conversion agent will deliver the cash and/or shares, as the case may be, to the applicable holder. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes for exchange, we will deliver as soon as practicable the relevant conversion consideration as if we had not made an exchange election.

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Anti-dilution Adjustments

Adjustment Events.    The conversion rate will be adjusted for the following events:

(1)	the issuance of our common stock as a dividend or distribution on our common stock, or certain subdivisions and combinations of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	OS1
OS0

where,

CR0	=	the conversion rate in effect immediately prior to the ex-date for such dividend or distribution or the effective date of such subdivision or combination, as the case may be;

CR1	=	the conversion rate in effect immediately on and after the ex-date for such dividend or distribution or the effective date of such subdivision or combination, as the case may be;

OS0	=	the number of shares of our common stock outstanding immediately prior to the ex-date for such dividend or distribution or the effective date of such subdivision or combination, as the case may be; and

OS1	=	the number of shares of our common stock outstanding immediately on and after the ex-date for such dividend or distribution or the effective date of such subdivision or combination, as the case may be.

(2)	the issuance to all holders of our common stock of certain rights or warrants entitling them to purchase our common stock for a period expiring within 60 days after the date of issuance of such rights or warrants at less than the average sale prices of our common stock over the 10 consecutive trading day period ending on and including the trading day immediately preceding the announcement of such issuance; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration based on the following formula:

CR1	=	CR0	x	OS0 + X
OS0 + Y

where,

CR0	=	the conversion rate in effect at the close of business immediately prior to the ex-date for such event;

CR1	=	the conversion rate in effect immediately on and after the ex-date for such event;

OS0	=	the number of shares of our common stock outstanding immediately prior to the ex-date for such event;

X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average sale prices of our common stock over the 10 consecutive trading day period ending on and including the trading day immediately preceding the announcement of such issuance.

(3)	the dividend or other distribution to all holders of our common stock of securities, evidences of our indebtedness, assets or properties (excluding (A) any dividend, distribution or issuance covered by clause (1) or (2) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
SP0 – FMV

where,

CR0	=	the conversion rate in effect immediately prior to the ex-date for such distribution;

CR1	=	the conversion rate in effect immediately on and after the ex-date for such distribution;

SP0	=	the current market price of our common stock; and

FMV	=	the fair market value (as determined in good faith by our board of directors) of the securities, evidences of indebtedness, assets or property dividended or distributed with respect to each outstanding share of our common stock on the ex-date for such dividend or distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, which we refer to as a spin-off, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	FMV0 + MP0
MP0

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the effective date of the spin-off;

CR1	=	the conversion rate in effect immediately after the open of business on the effective date of the spin-off;

FMV0	=	the average of the sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading days commencing on and including the effective date of the spin-off (the “valuation period”); and

MP0	=	the average of the sale prices of our common stock over the 10 consecutive trading days commencing on and including the effective date of the spin-off.

The adjustment to the applicable conversion rate under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect as of the open of business on the effective date for the spin-off. If the effective date for the spin-off is less than 10 scheduled trading days prior to, and including, the end of the cash settlement averaging period in respect of any conversion, references within this clause (3) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the effective date for the spin-off to, and including, the last trading day of such cash settlement averaging period. For purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days commencing on the effective date for any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the effective date for such spin-off to, but excluding, the relevant conversion date.

(4)	dividends or other distributions consisting exclusively of cash to all holders of our common stock in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
SP0 – C

where,

CR0	=	the conversion rate in effect immediately prior to the ex-date for such distribution;

CR1	=	the conversion rate in effect immediately on and after the ex-date for such distribution;

SP0	=	the current market price of our common stock; and

C	=	the amount in cash per share we distribute to holders of our common stock.

(5)	we or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer (other than exchange offers not subject to Rule 13e-4 under the Exchange Act) by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the average sale prices of our common stock over the 10 consecutive trading days commencing on and including the trading day immediately succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	FMV + (SP1 x OS1)
OS0 x SP1

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

CR1	=	the conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;

FMV	=	the fair market value (as determined in good faith by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date;

OS1	=	the number of shares of our common stock outstanding immediately after the expiration date (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer);

OS0	=	the number of shares of our common stock outstanding immediately after the expiration date (without giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP1	=	the average of the sale prices of our common stock over the 10 consecutive trading days commencing on and including the trading day immediately succeeding the expiration date.

The adjustment to the conversion rate under the preceding paragraph of this clause (5) will be given effect at the open of business on the trading day next succeeding the expiration date. If the trading day next succeeding the expiration date is less than 10 scheduled trading days prior to, and including, the end of the cash settlement averaging period in respect of any conversion, references within this clause (5) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such cash settlement averaging period. For purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date.

If:

•

we elect to satisfy our conversion obligation through delivery of a combination of cash and common stock and shares of common stock are deliverable to settle the daily share amount for a given trading day within the cash settlement averaging period applicable to notes that you have converted,

•	any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the applicable conversion rate on the trading day in question, and

•

the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

If:

•	we elect to satisfy our conversion obligation solely in shares of common stock,

•	any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the applicable conversion rate on the conversion date, and

•	the shares you will receive on settlement are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise),

then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

The “current market price” of our common stock on any day means the average sale prices of our common stock over the 10 consecutive trading days ending on and including the earlier of the day in question and the day before the “ex-date” with respect to an issuance, dividend or distribution requiring such computation. The “ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance, dividend or distribution.

The “record date” means, for purpose of this section, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account in any subsequent adjustment of the conversion rate or in connection with any conversion of the notes. We will not make any adjustments if holders of notes are permitted to participate, without converting their notes, in the transactions described in clauses (1) through (5) under “—Anti-dilution Adjustments—Adjustment Events” that would otherwise require adjustment of the conversion rate. Except as described under “—Anti-dilution Adjustments—Adjustment Events”, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

As a result of any adjustment of the conversion rate (including an adjustment upon certain changes of control), the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of notes or our common stock. In addition, non-U.S. holders of notes in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Material U.S. Federal Tax Considerations.”

Treatment of Reference Property.    In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to another corporation of all or substantially all of our assets, or any statutory share exchange, in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive (“reference property”) upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, lease, transfer or statutory share exchange had such notes been converted into our common stock immediately prior to such transaction. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, we will make adequate provision whereby notes shall be convertible from and after the effective date of such transaction into the form of consideration elected by a majority of our stockholders affirmatively making an election in such transaction. However, at and after the effective time of the transaction, any amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash, and the daily share amount will be calculated based on the value of the reference property and will be payable in the form of consideration elected by a majority of our stockholders affirmatively making an election in such transaction. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Treatment of Rights Plan.    To the extent that we have a rights plan in effect upon conversion of the notes into our common stock, a holder will receive, in addition to our common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from our common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our common stock, securities, evidences of indebtedness, assets or properties as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increase in Conversion Rate.    We may from time to time, to the extent permitted by law and subject to applicable rules of the NASDAQ Global Select Market, increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case we will give at least 15 days notice of such increase. We may also, in our discretion, increase the conversion rate to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Adjustment to Conversion Rate upon Certain Changes of Control

If a transaction described in clauses (1) or (2) of the definition of change of control (as set forth under “—Repurchase at Option of the Holder upon a Fundamental Change”) occurs (excluding a change of control in clause (2) where the exception relating to a transaction involving consideration of at least 95% publicly traded securities applies), and a holder elects to convert its notes in connection with such transaction, as described above under “—Conversion of Notes—Conversion upon Specified Corporate Transactions—Conversion upon Specified Events,” we will increase the applicable conversion rate for the notes surrendered for conversion by a number of additional shares of our common stock (the “additional shares”), as described below. Any conversion occurring at a time when the notes would be convertible in accordance with “—Conversion of Notes—Conversion upon Specified Corporate Transactions—Conversion upon Specified Events” will be deemed to have occurred “in connection with” such change of control, notwithstanding the fact that a note may then also be convertible because another condition to conversion has been satisfied.

The number of additional shares will be determined by reference to the table below and is based on the date on which such change of control transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in such transaction. If the holders of our common stock receive only cash in the change of control transaction, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average of the sale prices of our common stock over the 10 consecutive trading day period ending on and including the trading day immediately preceding the effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Our obligation to increase the conversion rate will be subject to adjustment in the same manner as the conversion rate as set forth under “—Anti-dilution Adjustments—Adjustment Events.”

The following table sets forth the stock price and increase in the conversion rate, expressed as a number of additional shares to be added to the conversion rate:

Change of Control Effective Date	Stock Price
June , 2009
June 15, 2010
June 15, 2011
June 15, 2012
June 15, 2013
June 15, 2014
June 15, 2015
June 15, 2016

The exact stock price and effective dates may not be set forth on the table, in which case:

(1)	if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365 day year;

(2)	if the stock price is greater than $ per share (subject to adjustment as described above), no increase will be made to the conversion rate; and

(3)	if the stock price is less than $ per share (subject to adjustment as described above), no increase will be made to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of additional shares added to the conversion rate exceed         shares per $1,000 principal amount of notes, subject to adjustment as described above.

Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Settlement of Conversions upon Certain Changes of Control

If, as described above under “—Adjustment to Conversion Rate upon Certain Changes of Control” we are required to increase the conversion rate by the additional shares as a result of the change of control, and we do not elect to deliver cash to settle any portion of our conversion obligation, and we have not irrevocably elected to make a cash payment of principal upon conversion, notes surrendered for conversion will be settled as follows:

•

If the date on which notes are surrendered for conversion is prior to the third scheduled trading day preceding the effective date of the change of control (the “cut-off date”), we will settle such conversion by delivering the number of shares of our common stock (based on the conversion rate without regard to the number of additional shares to be added to the conversion rate as described above) on the third scheduled trading day immediately following the cut-off date. In addition, as soon as practicable following the effective date of the change of control (but in any event within three scheduled trading days of such effective date), we will deliver the number of additional shares to be added to the conversion rate as described above, if any, or the equivalent of such shares in reference property, as applicable.

•

If the date on which notes are surrendered for conversion is on or following the cut-off date, we will settle such conversion (based on the conversion rate as increased by the additional shares described above) on the third scheduled trading day immediately following the conversion date by delivering the number of shares of our common stock (based on the conversion rate without regard to the number of additional shares to be added to the conversion rate as described above) plus the number of additional shares to be added to the conversion rate as described above, if any, or the equivalent of such shares in reference property, as applicable.

If we are required to increase the conversion rate by the additional shares as a result of the change of control, and we elect to deliver cash in respect of all or a portion or our conversion obligation or we have irrevocably elected to make a cash payment of principal upon conversion, notes surrendered for conversion will be settled as follows:

•

If the last day of the applicable cash settlement averaging period related to notes surrendered for conversion is prior to the cut-off date, we will settle such conversion as described under “—Payment Upon Conversion” above by delivering the amount of cash and shares of our common stock, if any (based on the conversion rate without regard to the number of additional shares to be added to the conversion rate as described above), on the third scheduled trading day immediately following the last day of the applicable cash settlement averaging period. In addition, as soon as practicable following the effective date of the change of control (but in any event within three scheduled trading days of such effective date), we will deliver the increase in such amount of cash and additional shares (or the equivalent in reference property, if applicable), if any, as if the conversion rate had been increased by such number of additional shares during the related cash settlement averaging period (and based upon the related conversion value). If such increased amount results in an increase to the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased settlement amount results in an increase to the number of shares of our common stock to be paid to holders, we will deliver such increase by delivering shares of our common stock (or, if applicable, reference property based on such increased number of shares).

•

If the last day of the applicable cash settlement averaging period related to notes surrendered for conversion is on or following the cut-off date, we will settle such conversion as described under “Payment Upon Conversion” above (based on the conversion rate as increased by the additional shares described above) on the later to occur of (i) the effective date of the transaction and (ii) the third scheduled trading day immediately following the last day of the applicable cash settlement averaging period.

For the avoidance of doubt, in the event notes are surrendered for conversion in connection with an anticipated change of control and such change of control does not in fact occur, no additional shares will be added to the conversion rate and no additional cash or shares of our common stock (or reference property) will be paid as a result of the related anticipated change of control.

Optional Redemption

We do not have the right to redeem the notes.

Repurchase at Option of the Holder upon a Fundamental Change

If a fundamental change occurs, each holder of notes will have the right to require us to purchase in cash some or all of that holder’s notes, or any portion of those notes that is equal to $1,000 or an integral multiple of $1,000, on the date that is 45 days after the date we give notice at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of notes must deliver, prior to or on the 30th day after the date of our notice, written notice to the trustee of the holder’s exercise of its repurchase right, together with the notes with respect to which the right is being exercised. The repurchase notice must state:

•	if certificated notes have been issued, the certificate numbers (or, if the notes are not certificated, the repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder of notes may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if the notes are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will promptly pay the repurchase price for notes surrendered for repurchase following the repurchase date.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading.

A “change of control” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1)	a “person or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, becomes the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity and either (a) files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act disclosing the same or (b) we otherwise become aware of any such person or group;

(2)	consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly-owned subsidiaries; provided, however, that a transaction described in this clause (2) will be deemed not to be a change of control so long as such transaction (i) both (A) does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our voting stock and (B) the persons that “beneficially owned” directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person or (ii) is effected solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of capital stock, if at all, solely into shares of the surviving entity or a direct or indirect parent of the surviving entity; or

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us.

A change of control will not be deemed to have occurred pursuant to (2) above, however, if at least 95% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions that would otherwise constitute a change of control consists of shares of common stock that are traded on, or immediately after the transaction or event will be traded on, the NASDAQ Global Select Market, the NASDAQ Global Market or the New York Stock Exchange (these securities are referred to herein as “publicly traded securities”), and as a result of such transaction or transactions the notes become convertible into such publicly traded securities.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is (i) not listed or approved for trading on the NASDAQ Global Select Market, the NASDAQ Global Market or the New York Stock Exchange or (ii) suspended from trading for 20 consecutive scheduled trading days.

We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

No notes may be repurchased at the option of the holders upon a fundamental change if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.

These fundamental change repurchase rights could discourage a potential acquiror. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford a holder of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We may be unable to repurchase the notes for cash if a fundamental change occurs. If a fundamental change were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Any existing or future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance the debt that prohibits the repurchase. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with, merge into or transfer all or substantially all of our assets to another person, unless:

•	the resulting, surviving or transferee person is a corporation organized under the laws of the United States or any of its political subdivisions;

•	the surviving entity assumes all our obligations under the indenture and the notes;

•

at the time of and immediately after such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined under “—Repurchase at Option of the Holder upon a Fundamental Change”) permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following will constitute an event of default under the indenture:

•

our failure to pay when due the principal on any of the notes at maturity or upon exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

•	our failure to pay an installment of interest on any of the notes for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

•

our failure to deliver, when due upon conversion, shares of our common stock, cash or a combination of shares of our common stock, together with cash instead of fractional shares, and such failure continues for a period of five days after receipt of notice as specified in the indenture;

•	our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

•

our failure to give notice of a fundamental change when due as set forth under “—Repurchase at Option of the Holder upon a Fundamental Change” or notice of specified corporate transactions when due as set forth under “Conversion of Notes—Conversion upon Specified Corporate Transactions”;

•

our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding, subject to extension relating to any failure to comply with the covenant described under “—Reports,” as described below;

•

a default by us or any of our subsidiaries in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any debt for money borrowed in excess of $25.0 million in the aggregate of us and/or any of our subsidiaries, whether such debt now exists or shall hereafter be created, which default results in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or any of our subsidiaries;

•

any judgment or judgments for the payment of $25.0 million or more rendered against us or any of our subsidiaries, which judgment is not waived, discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

•	certain events of bankruptcy, insolvency or reorganization of us or any of our subsidiaries.

If an event of default specified in the last bullet point above occurs with respect to us and is continuing, then the principal of all the notes and the interest thereon shall automatically become immediately due and payable. If an event of default shall occur and be continuing, other than an event of default with respect to us specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued and unpaid interest, and thereupon the trustee may, at its discretion and pursuant to the conditions in the indenture, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding, subject to the provisions of the indenture.

Payments of the repurchase price, principal of, or premium, if any, interest or any additional interest on, the notes that are not made when due will accrue interest at the annual rate of 1% above the then-applicable interest rate from the required payment date.

The holders of a majority in aggregate principal amount of notes at the time outstanding through their written consent may waive any existing default or event of default and its consequences except any default or event of default:

•	in any payment on the notes;

•	in respect of the failure to convert the notes; or

•	in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the holder of each note affected as described in “—Modification and Waiver” below.

Holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The rights of holders of the notes to pursue remedies with respect to the indenture and the notes are subject to a number of additional requirements set forth in the indenture.

The indenture will provide that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any conversion or repurchase obligation.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act or of the covenant described below in “—Reports”, will for the first 270 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest, at an annual rate of 0.25% of the principal amount of the notes during the first 90 days of the occurrence of such event of default on the notes and 0.50% of the principal amount of the notes from the 91st day until the 270th day following the occurrence of such event of default on the notes. If we so elect, such additional interest will be payable on all outstanding notes on the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs, which will be the 60th day after notice to us of our failure to so comply. On the 270th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 270th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Modification and Waiver

We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to other holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of, or interest on, any note;

•	reduce the principal amount of or any premium or interest on any note;

•	reduce the amount of principal payable upon acceleration of the maturity of any note;

•	change the currency of payment of principal of, or any premium or interest on, any note;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

•	modify the provisions with respect to our obligation to repurchase notes upon a fundamental change in a manner adverse to holders;

•	modify the subordination provisions in a manner adverse to holders;

•	adversely affect the right of holders to convert the notes other than as provided in the indenture;

•	reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture; or

•	reduce the percentage in aggregate principal amount of outstanding notes necessary to take certain actions, including but not limited to, waiver of past defaults.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any holder and, in any event, to conform the provisions of the indenture to the “Description of Notes” section in this prospectus.

Satisfaction and Discharge

We may discharge our obligations under the indenture while notes remain outstanding if all outstanding notes have or will become due and payable at their scheduled maturity within one year and we have deposited with the trustee or a paying agent an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity; provided, however, that the foregoing will not discharge our obligation to effect the conversion, repurchase, registration of transfer or exchange of notes in accordance with the terms of the indenture.

Transfer and Exchange

We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	act as the paying agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

All notes surrendered for payment, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee will be cancelled promptly by the trustee. No notes will be authenticated in exchange for any notes cancelled as provided in the indenture.

We may repurchase the notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries will be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at a holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

We will be responsible for making many of the calculations called for under the notes. These calculations include, but are not limited to, determination of the sale price of our common stock in the absence of reported or quoted prices and adjustments to the conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the notes. We will provide a schedule of our calculations to the trustee and conversion agent, and the trustee and conversion agent are entitled to rely conclusively on the accuracy of our calculations without independent verification.

Reports

In the indenture, we have agreed to file with the trustee and transmit to holders of the notes such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the time and in the manner required by such act.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

U.S. Bank National Association, as the trustee, has been appointed by us as security registrar, paying agent and conversion agent. The trustee is also the trustee under the indentures governing our 2.50% Convertible Subordinated Debentures due 2024, our 2.50% Convertible Subordinated Notes due 2012 and our 3.00% Convertible Subordinated Notes due 2014. Computershare Shareholder Services, Inc. is the transfer agent and trustee for our common stock. The trustee or its affiliates may from time to time provide banking or other services to us in the ordinary course of business.

Book-entry, Delivery and Form

We will initially issue the notes in the form of one or more global notes. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, each global note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Holders will hold their beneficial interests in each global note directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC, upon the deposit of each global note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global note to the accounts of participants. The accounts to be credited will be designated by the underwriters. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in a global note.

Owners of beneficial interests in global notes who desire to convert their interests into our common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global note will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in a global note, a holder will not be entitled to have the notes represented by the global note registered in its name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under the global note. We understand that under existing industry practice, if an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on the notes represented by the global note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global note for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global note owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling or unable to continue as a depositary or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global note for certificated securities which it will distribute to its participants. Although we expect DTC to follow the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

CAPPED CALL TRANSACTIONS

In connection with this offering of notes, we expect to enter into capped call transactions with one or more of the underwriters of this offering or their affiliates. The capped call transactions cover, subject to customary anti-dilution adjustments, approximately              shares of our common stock, assuming the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option to purchase additional notes, we expect to enter into additional capped call transactions. The capped call transactions have cap prices     % higher than the closing price of our common stock on June 8, 2009. We intend to use approximately $            million of the net proceeds from this offering to pay the cost of the capped call transactions, and expect to use a portion of the net proceeds from the sale of additional notes in the event the underwriters exercise their over-allotment option to enter into additional capped call transactions.

The capped call transactions are separate transactions that were entered into by us and the counterparties, are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.

If the capped call transactions (or portions thereof) are exercised and the volume-weighted average price per share of our common stock, as measured under the terms of the capped call transactions at the time of exercise, is greater than the strike price of the capped call transactions (which corresponds to the initial conversion price of the notes and is subject to customary anti-dilution adjustments) but not greater than the cap price of the capped call transactions, then we expect to receive from the counterparties a number of shares of our common stock with an aggregate market value approximately equal to the product of such excess times the number of shares of our common stock relating to the capped call transactions (or the portions thereof) being exercised. As a result, the capped call transactions are expected to reduce the potential dilution upon conversion of the notes. If, however, the volume-weighted average price per share of our common stock, as measured under the terms of the capped call transactions at the time of exercise, exceeds the cap price of the capped call transactions, the number of shares of our common stock we expect to receive upon the exercise of the capped call transactions (or portions thereof) will be capped at a number of shares with an aggregate market value approximately equal to (x) the excess of the cap price of the capped call transactions over the strike price of the capped call transactions times (y) the number of shares of our common stock relating to the capped call transactions (or the portions thereof) being exercised, and the dilution mitigation under the capped call transactions will be limited to such capped number of shares of our common stock we expect to receive. See “Risk Factors— Risks Related to this Offering and the Notes—The capped call transactions may affect the value of the notes and our common stock.”

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our common stock and does not purport to be complete. You should read our amended and restated certificate of incorporation and our amended and restated bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. For information regarding how you can receive copies of these documents, please see “Where You Can Find More Information.”

Common Stock

Our amended and restated certificate of incorporation provides that we have authority to issue up to 300,000,000 shares of common stock, par value $0.001 per share. As of March 31, 2009, there were 37,947,965 shares of our common stock issued and outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. All dividends are non-cumulative. In the event of the liquidation, dissolution, or winding up of Equinix, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and shares of common stock to be issued upon conversion of the notes will be fully paid and nonassessable upon issuance.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “EQIX.”

Anti-takeover Effects of Provisions of the Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law

Certificate of Incorporation and Bylaws.    Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The bylaws also provide that, except as otherwise required by law or by our amended and restated certificate of incorporation, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the number of authorized members of the board of directors. Further, provisions of the amended and restated certificate of incorporation provide that the stockholders may amend most provisions of the amended and restated certificate of incorporation only with the affirmative vote of at least 66 2/3% of our capital stock. Provisions of the amended and restated bylaws provide that the stockholders may amend all of the provisions of the bylaws only with the affirmative vote of at least 75% of our capital stock. In addition, our amended and restated certificate of incorporation and our amended and restated bylaws provide that the board of directors shall have the power to amend or repeal our bylaws. These provisions of our amended and restated certificate of incorporation and our amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Equinix. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Equinix. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute.    We are subject to Section 203 of the Delaware General Corporation Law, or DGCL Section 203, which regulates corporate acquisitions. DGCL Section 203 restricts the ability of certain Delaware corporations, including those whose securities are listed on NASDAQ, from engaging, under certain circumstances in a business combination with any interested stockholder for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, a business combination includes, among other things, a merger or consolidation involving Equinix and the interested stockholder and the sale of 10% or more of our assets. In general, DGCL Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may opt out of DGCL Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We have not opted out of the provisions of DGCL Section 203 in our amended and restated certificate of incorporation or our amended and restated bylaws.

The transfer agent and registrar for the shares of our common stock is Computershare Shareholder Services, Inc.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the notes and of common stock. This discussion only applies to notes that are:

•

purchased by those initial holders who purchase notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances, including alternative minimum tax consequences or tax consequences applicable to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding notes or common stock as part of a hedge, “straddle,” integrated transaction or similar transactions;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities; or

•

Non-U.S. Holders (as defined below) that own, or are deemed to own, more than 5% of the common stock of the Company or more than 5% of the fair market value of the notes, or Non-U.S. Holders that, on the date of any acquisition of any notes, own notes with a fair market value of more than 5% of the fair market value of the common stock of the Company.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding notes or common stock and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the notes or the common stock.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

The Notes

Payments of Interest.    Stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes.

Additional Interest.    The Company may be required to pay additional interest if the Company fails to comply with certain reporting requirements, as described under “Description of Notes—Events of Default.” Although the issue is not free from doubt, the Company intends to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Therefore, if the Company becomes obligated to make such payments, the Company intends to take the position that such payments would be treated as ordinary interest income and taxed as described under “—Payments of Interest” above. The Company’s position is not binding on the Internal Revenue Service (“IRS”). If the IRS takes a position contrary to that described above, a U.S. Holder may be required to accrue interest income based upon a “comparable yield,” regardless of the holder’s method of accounting. Such yield would be higher than the stated interest on the notes. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the notes (including any gain recognized on the conversion of a note) would be recharacterized as ordinary income. U.S. Holders should consult their tax advisers regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, Exchange or Retirement of the Notes.    Upon the sale, exchange or retirement of a note (other than a conversion into common stock), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of Interest” above. A U.S. Holder’s tax basis in a note generally will be equal to the cost of the note to such U.S. Holder.

Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Exchange in Lieu of Conversion.    If a U.S. Holder surrenders notes for conversion, the Company directs the notes to be offered to a financial institution for exchange in lieu of conversion, and the designated institution accepts the notes and delivers cash, common stock or a combination of cash and common stock in exchange for the notes, the holder will be taxed on the transfer as a sale or exchange of the notes, as described above under “—Sale, Exchange or Retirement of the Notes.” In such case, a U.S. Holder’s tax basis in the common stock received will equal the fair market value of the stock on the date of the exchange, and the holder’s holding period in the shares of common stock received will begin the day after the date of the exchange.

Conversion into Common Stock.    A U.S. Holder’s conversion of a note solely into common stock and cash in lieu of a fractional share of common stock will not be a taxable event, except that the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share) and the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest (as described above).

A U.S. Holder’s tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted. A U.S. Holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

The U.S. Holder’s holding period for the common stock received will include the U.S. Holder’s holding period for the note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Conversion into Cash.    If a U.S. Holder converts a note and receives from the Company solely cash, the holder will recognize gain or loss in the same manner as if such holder had disposed of the note in a taxable disposition as described under “—Sale, Exchange or Retirement of the Notes” above.

Conversion into Common Stock and Cash.    The tax consequences of the conversion of a note into a combination of common stock and cash are not entirely clear. A U.S. Holder may be treated as exchanging the note for common stock and cash in a recapitalization for U.S. federal income tax purposes. In such a case, a U.S. Holder would recognize capital gain, but not loss, equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which would be treated as such as described under “—Payments of Interest” above) over the holder’s tax basis in the note, but in no event would the capital gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share). In such circumstances, a U.S. Holder’s tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) would equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. Holder’s tax basis in the common stock received with respect to accrued interest would equal the fair market value of the stock received. The receipt of cash in lieu of a fractional share would result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share). A U.S. Holder’s tax basis in a fractional share would be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values. A U.S. Holder’s holding period for common stock received upon conversion would include the period during which such holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Alternatively, the conversion of a note into a combination of common stock and cash may be treated as in part a conversion of a portion of the note into common stock and in part a redemption of a portion of the note for cash, in which case the redemption portion would be taxed in the manner described under “—Sale, Exchange or Retirement of the Notes” above. Under this alternative characterization, a U.S. Holder would not recognize gain or loss with respect to the Company’s common stock received (other than stock attributable to accrued interest), and the U.S. Holder’s holding period for such stock would include the period during which such holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt. In such case, the U.S. Holder’s basis in the note would be allocated pro rata between the common stock and cash received, in accordance with their fair market values.

Any capital gain recognized by U.S. Holders upon the conversion of a note into common stock and cash will be long-term capital gain if at the time of conversion the notes have been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

U.S. Holders should consult their tax advisers regarding the tax treatment of the receipt of cash and common stock for notes upon conversion.

Constructive Dividends.    The conversion rate of the notes will be adjusted in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing a holder’s interest in the Company’s assets or earnings and profits may, in some circumstances, result in a deemed distribution to the holder.

If the Company were to make a distribution of cash or property to stockholders (for example, distributions of evidences of indebtedness or assets) and the conversion rate of the notes were increased pursuant to the anti-dilution provisions of the indenture, such increase would be deemed to be a distribution to the U.S. Holders of the notes. In addition, any other increase in the conversion rate of the notes (including an adjustment to the conversion rate in connection with a change of control) may, depending on the circumstances, be deemed to be a distribution to the U.S. Holders.

In certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution to holders of the Company’s common stock or holders of notes, if as a result of such failure the proportionate interest of the stockholders or the note holders (as the case may be) in the assets or earnings and profits of the Company is increased.

Any deemed distribution will be taxed in the same manner as an actual distribution. See “Common Stock—Taxation of Distributions” below. However, it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. U.S. Holders should consult their tax advisers as to the tax consequences of receiving constructive dividends.

Possible Effect of a Consolidation or Merger.    In certain situations, the Company may consolidate or merge into another entity (as described above under “Description of Notes—Consolidation, Merger and Sale of Assets” and “Description of Notes —Adjustment to Conversion Rate upon Certain Changes of Control”). Depending on the circumstances, a change in the obligor of the notes as a result of the consolidation or merger could result in a deemed taxable exchange to a U.S. Holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Common Stock

Taxation of Distributions.    Distributions paid on our common stock, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by non-corporate U.S. Holders in tax years beginning prior to 2011 will be eligible to be taxed at reduced rates if the U.S. Holders meet certain holding period and other applicable requirements. Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction if the U.S. Holders meet certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock.    For U.S. federal income tax purposes, gain or loss a U.S. Holder realizes on the sale or other disposition of common stock will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Backup Withholding and Information Reporting.    Information returns will generally be filed with the IRS in connection with payments on the notes, dividends on the common stock and the proceeds from a sale or other disposition of the notes or the common stock. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the notes or common stock.

Payments on the Notes.    Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by the Company or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest not effectively connected with the conduct of a trade or business in the United States,

•

the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; and

•	the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders are urged to consult their own tax advisers with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, Exchange or Other Disposition of Notes or Shares of Common Stock.     Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of notes or common stock, unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise, or

•

the Company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and the common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

The Company believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of notes or common stock is effectively connected with a conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of notes or common stock may be effectively connected with a conduct of a trade or business in the United States are urged to consult their own tax advisers with respect to the U.S. tax consequences of the ownership and disposition of notes and common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Dividends.    As discussed under “Dividend Policy” above, the Company does not currently expect to pay dividends. In the event that the Company does pay dividends, dividends (including deemed dividends on the notes described above under “Tax Consequences to U.S. Holders—Constructive Dividends”) paid to a Non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to a Non-U.S. Holder. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax adviser as to whether it can obtain a refund for all or a portion of the withholding tax.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a properly executed Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Federal Estate Tax.    Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been:

•	subject to U.S. federal withholding tax (even if the IRS Form W-8BEN certification requirement described above were satisfied); or

•	effectively connected with the conduct by the holder of a trade or business in the United States.

•

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Backup Withholding and Information Reporting.    Information returns will be filed with the IRS in connection with payments on the notes and on the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or common stock and the Non-U.S. Holder may be subject to backup withholding on payments on the notes and on the common stock or on the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Goldman, Sachs & Co. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
J.P. Morgan Securities Inc.
Goldman, Sachs & Co.
Deutsche Bank Securities Inc.
Piper Jaffray & Co.

Total		$250,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus and some of the notes to dealers at the public offering price less a concession not to exceed         % of principal amount of the notes. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

We have granted to the underwriters an over-allotment option to purchase up to $37,500,000 additional aggregate principal amount of notes at the offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a principal amount of additional notes approximately proportionate to that underwriter’s initial purchase commitment, and settlement of the notes delivered pursuant to the option must occur within the 13 calendar day period beginning on and including the closing date of the offering.

We and each of our executive officers, our chairman and members of the finance committee of our board of directors have agreed that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of Citi and J.P. Morgan Securities Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, subject to certain exceptions, including:

•	sales of up to an aggregate of 50,000 shares of common stock by our executive officers and directors;

•	transfers by our executive officers or directors to family members or family trusts provided that any such transferee agrees to be bound by the lock-up agreement;

•	programmatic sales by our executive officers pursuant to existing plans established by our directors and executive officers pursuant to Rule 10b5-1 under the Exchange Act; and

•	under certain circumstances, entry into new plans established by our directors and executive officers pursuant to Rule 10b5-1 under the Exchange Act.

Citi and J.P. Morgan Securities Inc. in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional notes.

Paid by Equinix
	No Exercise	Full Exercise
Per note	$	$
Total	$	$

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of notes made in an amount up to the principal amount represented by the underwriters’ over-allotment option. In determining the source of notes to close out the covered syndicate short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. Transactions to close out the covered syndicate short involve either purchase of the notes in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of notes in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that would adversely affect investors who purchase in the offering. Stabilizing transactions must consist of bids for or purchases of notes in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citi, J.P. Morgan Securities Inc. or Goldman, Sachs & Co., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that the total expenses of this offering will be $750,000. The underwriters have agreed to reimburse us for a portion of these expenses.

The underwriters or their affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. Specifically, Citi was the sole book-running manager of the offering of our 2.50% Convertible Subordinated Notes due 2012 and 3.00% Convertible Subordinated Notes due 2014 and one of the initial purchasers of our 2.50% Convertible Subordinated Debentures due 2024. In addition, we expect to enter into capped call transactions with one or more of the underwriters or their affiliates, as further described below. In addition, the underwriters may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of their business. Furthermore, certain of the underwriters or their affiliates are our customers.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

In connection with this offering, we expect to enter into capped call transactions with one or more of the underwriters or their affiliates. These transactions are expected to reduce the potential dilution to our common stock upon conversion of the notes to the extent described under “Capped Call Transactions.” We intend to use approximately $             of the net proceeds from this offering to pay the cost of the capped call transactions. If the underwriters exercise their option to purchase additional notes to cover over-allotments, we expect to use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call transactions.

In connection with hedging these capped call transactions, we expect that the counterparties described above (or their respective affiliates):

•	may enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with and shortly after the pricing of the notes; and

•

may enter into or unwind various over-the-counter derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any cash settlement averaging period related to a conversion of the notes).

These activities could have the effect of increasing or preventing a decline in, or of having a negative effect on, the trading price of our common stock concurrently with or following the pricing of the notes and could have the effect of decreasing the trading price of our common stock during any cash settlement averaging period related to a conversion of the notes.

In addition, we expect that the counterparties described above (or their respective affiliates) may modify or unwind their hedge positions from time to time prior to conversion or maturity of the notes by entering into or unwinding various derivative transactions and/or purchasing and selling shares of our common stock, or other of our securities (including the notes) or instruments that they may wish to use in connection with such hedging. In addition, we intend to exercise options we hold under the capped call transactions whenever notes are converted following the Final Notice Date. In order to unwind their hedge positions with respect to those exercised options, the hedge counterparties or their respective affiliates may sell shares of our common stock or other of our securities (including the notes) or instruments in secondary market transactions or unwind various derivative transactions with respect to our common stock prior to the maturity of the notes. The effect, if any, of any of these transactions and activities on the price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes, and, potentially, the value of the shares of our common stock and/or the amount of cash you may receive upon the conversion of the relevant notes.

For a discussion of the effect of any market or other activity by the counterparties in connection with these capped call transactions, see “Risk Factors—Risks Related to this Offering and the Notes—The capped call transactions may affect the value of the notes and our common stock” and “Capped Call Transactions.”

Because Goldman, Sachs & Co. and/or its affiliates beneficially own more than 10% of our common stock prior to the closing of this offering, Goldman, Sachs & Co. may be deemed to have a “conflict of interest” with us under NASD Rule 2720 of the Financial Industry Regulatory Authority (formerly known as the National Association of Securities Dealers, Inc., or NASD) (“FINRA”). In addition, because one or more of the underwriters and/or their affiliates may receive more than 10% of the net proceeds of this offering, they may be deemed to have a “conflict of interest” with us under Rule 5110 of FINRA. When a FINRA member with a conflict of interest participates in a public offering, NASD Rule 2720 and FINRA Rule 5110 require (subject to certain exceptions that are not applicable here) that the initial public offering price may be no higher than that recommended by a “qualified independent underwriter,” as defined in those rules. In accordance with those rules, Citi has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Citi has performed a due diligence investigation and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. Citi will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Citi against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of notes may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in notes; or

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of notes described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the notes as contemplated in this prospectus. Accordingly, no purchaser of the notes, other than an underwriter, is authorized to make any further offer of the notes on behalf of the sellers or an underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the notes described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) or to a restricted circle of investors (cercle qualifiés), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Japan

Each underwriter has represented, warranted and agreed that the notes offered in this prospectus have not been registered under the Securities and Exchange Law of Japan, and it has not offered or sold and will not offer or sell, directly or indirectly, the notes in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Hong Kong

Each underwriter has represented, warranted and agreed that it has not offered or sold and will not offer or sell notes in Hong Kong SAR by means of this prospectus or any other document, other than to persons whose ordinary business involves buying or selling shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong SAR), and (2) unless it is a person who is permitted to do so under the securities laws of Hong Kong SAR, it has not issued or held for the purpose of issue in Hong Kong and will not issue or hold for the purpose of issue in Hong Kong SAR this prospectus, any other offering material or any advertisement, invitation or document relating to the notes, otherwise than with respect to notes intended to be disposed of to persons outside Hong Kong SAR or only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or as agent.

Notice to Prospective Investors in Singapore

Each underwriter has represented, warranted and agreed that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

LEGAL MATTERS

Certain legal matters will be passed upon for Equinix by Davis Polk & Wardwell, Menlo Park, California. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The financial statements incorporated in this Prospectus by reference to Equinix, Inc.’s Current Report on Form 8-K dated June 8, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Equinix, Inc. for the year ended December 31,2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$250,000,000

Equinix, Inc.

% Convertible Subordinated Notes due 2016

P R O S P E C T U S

                            , 2009

Citi	J.P. Morgan	Goldman, Sachs & Co.

Deutsche Bank Securities	Piper Jaffray

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission Registration Fee	$	*
Legal Fees and Expenses		$400,000
Accounting Fees and Expenses		$200,000
Transfer Agent and Registrar Fees		$8,000
Printing and Engraving Expenses		$100,000
FINRA filing fees		$30,000
Miscellaneous		$—

Total	$	*

*	Omitted because the registration fee is being deferred pursuant to Rule 456(b).

Item 15. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Article VI of the Registrant’s Amended and Restated Bylaws provides for mandatory indemnification of its directors and officers and those serving at the Registrant’s request as directors, officers, employees or agents of other organizations to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as directors to the Registrant and its stockholders. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into indemnification agreements with its officers and directors. The indemnification agreements provide the Registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant maintains liability insurance for its directors and officers.

Item 16. Exhibits.

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement

4.1	Form of Indenture for Convertible Subordinated Notes due 2016

4.2	Form of Convertible Subordinated Note due 2016 (see Exhibit 4.1)

5.1	Opinion of Davis Polk & Wardwell

Exhibit Number	Exhibit Description
12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of Registration Statement)

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the Indenture for the Convertible Subordinated Notes due 2016

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on this 8th day of June, 2009.

EQUINIX, INC.

By:	/s/ Stephen M. Smith
Stephen M. Smith Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Stephen M. Smith and Keith D. Taylor, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen M. Smith Stephen M. Smith	Chief Executive Officer and President (Principal Executive Officer) and Director	June 8, 2009

/s/ Keith D. Taylor Keith D. Taylor	Chief Financial Officer (Principal Financial and Accounting Officer)	June 8, 2009

/s/ Steven T. Clontz Steven T. Clontz	Director	June 8, 2009

/s/ Steven P. Eng Steven P. Eng	Director	June 8, 2009

/s/ Gary F. Hromadko Gary F. Hromadko	Director	June 8, 2009

/s/ Scott G. Kriens Scott G. Kriens	Director	June 8, 2009

Signature	Title	Date

/s/ Irving F. Lyons, III Irving F. Lyons, III	Director	June 8, 2009

/s/ Christopher B. Paisley Christopher B. Paisley	Director	June 8, 2009

/s/ Peter F. Van Camp Peter F. Van Camp	Executive Chairman of the Board	June 8, 2009

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement

4.1	Form of Indenture for Convertible Subordinated Notes due 2016

4.2	Form of Convertible Subordinated Note due 2016 (see Exhibit 4.1)

5.1	Opinion of Davis Polk and Wardwell

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of Registration Statement)

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the Indenture for the Convertible Subordinated Notes due 2016